EXHIBIT 10.1

Published CUSIP Number: 49916MAD3

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 3, 2012

among

KNOLL, INC.,

as the Borrower,

THE DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	28
1.03	Accounting Terms	29
1.04	Rounding	29
1.05	Exchange Rates; Currency Equivalents	29
1.06	Times of Day	30
1.07	Letter of Credit Amounts	30
1.08	Additional Alternative Currencies	30
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		31
2.01	Loans	31
2.02	Borrowings, Conversions and Continuations of Loans	34
2.03	Letters of Credit	35
2.04	Swing Line Loans	44
2.05	Prepayments	47
2.06	Termination or Reduction of Aggregate Revolving Commitments	48
2.07	Repayment of Loans	49
2.08	Interest	49
2.09	Fees	50
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	50
2.11	Evidence of Debt	51
2.12	Payments Generally; Administrative Agent’s Clawback	51
2.13	Sharing of Payments by Lenders	53
2.14	Cash Collateral	54
2.15	Defaulting Lenders	54
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		57
3.01	Taxes	57
3.02	Illegality	61
3.03	Inability to Determine Rates	61
3.04	Increased Costs	62
3.05	Compensation for Losses	63
3.06	Mitigation Obligations; Replacement of Lenders	64
3.07	Survival	64
ARTICLE IV GUARANTY		64
4.01	The Guaranty	64
4.02	Obligations Unconditional	65
4.03	Reinstatement	66
4.04	Certain Additional Waivers	66
4.05	Remedies	66
4.06	Rights of Contribution	66
4.07	Guarantee of Payment; Continuing Guarantee	66
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		67
5.01	Conditions of Initial Credit Extension	67

i

5.02	Conditions to all Credit Extensions	69
ARTICLE VI REPRESENTATIONS AND WARRANTIES		70
6.01	Organization; Power	70
6.02	Authorization	70
6.03	Enforceability	70
6.04	Governmental Approvals	70
6.05	Financial Statements	71
6.06	No Material Adverse Change	71
6.07	Title to Properties; Possession Under Leases	72
6.08	Subsidiaries	73
6.09	Litigation; Compliance with Laws	73
6.10	Agreements	73
6.11	Federal Reserve Regulations	73
6.12	Investment Company Act	74
6.13	Use of Proceeds	74
6.14	Tax Returns	74
6.15	No Material Misstatements	74
6.16	Employee Benefit Plans	74
6.17	Environmental Matters	75
6.18	Insurance	75
6.19	Collateral Documents	75
6.20	Location of Real Property and Leased Premises	76
6.21	Labor Matters	76
6.22	Solvency	76
6.23	Certain Treasury Regulation Matters	77
6.24	Foreign Assets Control Regulations, Etc.	77
ARTICLE VII AFFIRMATIVE COVENANTS		77
7.01	Existence; Business and Properties	77
7.02	Insurance	78
7.03	Taxes	80
7.04	Financial Statements, Reports, Etc.	80
7.05	Litigation and Other Notices	82
7.06	Information Regarding Collateral	82
7.07	Maintaining Records; Access to Property and Inspections	83
7.08	Use of Proceeds	83
7.09	Further Assurances	83
7.10	Certain Treasury Regulation Matters	84
7.11	Environmental Laws	84
ARTICLE VIII NEGATIVE COVENANTS		85
8.01	Indebtedness	86
8.02	Liens	87
8.03	Sale and Lease-Back Transactions	89
8.04	Investments, Loans and Advances	89
8.05	Mergers, Consolidations, Sales of Assets and Acquisitions	90
8.06	Restricted Payments; Restrictive Agreements	91
8.07	Transactions with Affiliates	92

8.08	Business of Borrower and Subsidiaries	92
8.09	Amendments of Subordinated Indebtedness	93
8.10	Financial Covenants	93
8.11	Fiscal Year	93
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		93
9.01	Events of Default	93
9.02	Application of Funds	95
ARTICLE X ADMINISTRATIVE AGENT		96
10.01	Appointment and Authority	96
10.02	Rights as a Lender	97
10.03	Exculpatory Provisions	97
10.04	Reliance by Administrative Agent	98
10.05	Delegation of Duties	98
10.06	Resignation of Administrative Agent	99
10.07	Non-Reliance on Administrative Agent and Other Lenders	100
10.08	No Other Duties; Etc.	100
10.09	Administrative Agent May File Proofs of Claim	100
10.10	Collateral and Guaranty Matters	101
ARTICLE XI MISCELLANEOUS		102
11.01	Amendments, Etc.	102
11.02	Notices and Other Communications; Facsimile Copies	104
11.03	No Waiver; Cumulative Remedies	105
11.04	Expenses; Indemnity; and Damage Waiver	106
11.05	Payments Set Aside	108
11.06	Successors and Assigns	108
11.07	Treatment of Certain Information; Confidentiality	113
11.08	Set-off	113
11.09	Interest Rate Limitation	114
11.10	Counterparts; Integration; Effectiveness	114
11.11	Survival of Representations and Warranties	114
11.12	Severability	115
11.13	Replacement of Lenders	115
11.14	Governing Law; Jurisdiction; Etc.	116
11.15	Waiver of Right to Trial by Jury	117
11.16	Electronic Execution of Assignments and Certain Other Documents	117
11.17	USA PATRIOT Act Notice	117
11.19	Parallel Debt	118
11.20	Amendment and Restatement	119

SCHEDULES

1.01(a)	Mandatory Cost Formulae
1.01(b)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
6.01	Good Standing of Certain Foreign Subsidiaries
6.02	Authorizations
6.04	Governmental Approvals
6.05(a)	Material Liabilities Not Reflected in Balance Sheet
6.07	Intellectual Property Rights
6.08	Subsidiaries
6.17	Environmental Reports
6.18	Insurance
6.19(a)	Filing Offices
6.19(c)	Mortgage Filing Offices
6.20(a)	Owned Property
6.20(b)	Leased Property
8.01	Existing Indebtedness
8.02	Existing Liens
8.04	Existing Investments
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.04	Form of Swing Line Loan Notice
2.11(a)(i)	Form of Revolving Note
2.11(a)(ii)	Form of Swing Line Note
2.11(a)(iii)	Form of Incremental Term Note
3.01(e)	Forms of U.S. Tax Compliance Certificate (Forms 1 through 4)
7.04	Form of Compliance Certificate
7.09	Form of Joinder Agreement
11.06	Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 3, 2012 among KNOLL, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, the Borrower, certain domestic subsidiaries, as guarantors, certain lenders and Bank of America, as administrative agent, swing line lender and letter of credit issuer, have entered into that certain Credit Agreement dated as of June 29, 2007 (as amended or modified from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement to make certain amendments and modifications, all as more fully set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquired Entity” has the meaning specified in Section 8.04(h).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means that certain letter agreement, dated December 21, 2011, between the Borrower and Bank of America.

“Aggregate Revolving Commitments” has the meaning specified in Section 2.01(a).

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Canadian Dollars, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $150,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means with respect to (a) any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time, and (b) any Lender at any time, the percentage (carried out to the ninth decimal place) of any given Incremental Term Loan represented by such Lender’s Incremental Term Loan Commitment (or, after the funding thereof, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Incremental Term Loan held by such Lender); provided that if the commitment of each Lender to make Loans and the obligation of any L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.01 or if the Aggregate Revolving Commitments or Incremental Term Loan Commitments, as applicable, have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means with respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.04(c):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Loans	Base Rate Loans

1	< 1.00 to 1.0	0.200%	1.25%	1.25%	0.25%
2	> 1.00 to 1.0 but < 1.75 to 1.0	0.225%	1.50%	1.50%	0.50%
3	> 1.75 to 1.0 but < 2.25 to 1.0	0.250%	1.75%	1.75%	0.75%
4	> 2.25 to 1.0 but < 3.00 to 1.0	0.300%	2.00%	2.00%	1.00%
5	> 3.00 to 1.0	0.375%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.04(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.04(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.04(b) for the fiscal quarter ending March 31, 2012 shall be determined based upon Pricing Tier 3.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).  The Applicable Rate with respect to any Incremental Term Loan shall be as provided in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or any L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS and JPMSLLC, together with their respective successors and assigns.

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise but excluding investments permitted by Section 8.04) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares or the sale by any person of Equity Interests of such person) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among the Borrower and Domestic Subsidiaries, (iii) dispositions between or among Foreign Subsidiaries; and (iv) dispositions of assets from any Loan Party to any Foreign Subsidiary if the disposition is treated as an investment in the Foreign Subsidiary and such investment is permitted by Section 8.04).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and the obligation of any L/C Issuer to make L/C Credit Extensions pursuant to Section 9.01.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.04.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and;

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan

(other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” and “CDN$” mean the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers and/or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Obligations” means obligations owed by the Borrower or any of its Subsidiaries to any Lender or any Affiliate of a Lender in respect of any Treasury Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)           any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) becomes, directly or indirectly, the beneficial owner of Equity Interests in the Borrower representing more than 40% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           at any time, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither nominated by the board of directors of the Borrower nor appointed by directors so nominated; or

(c)           the occurrence of any change in control or similar event (however denominated) with respect to the Borrower under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or a Subsidiary is a party.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.09, in each case as amended, modified or reaffirmed from time to time, including pursuant to any reaffirmation agreement.

“Commitment” means, as to each Lender, any Revolving Commitment and/or any Incremental Term Loan Commitment of such Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Compliance Certificate” has the meaning specified in Section 7.04(c) and shall be substantially in the form of Exhibit 7.04.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) all amounts for taxes based on income, profits or capital and commercial activity payments to taxing authorities (or in each case similar taxes or payments), including, without limitation, income tax expense of consolidated Foreign Subsidiaries and foreign withholding tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-recurring fees, cash charges and other cash expenses made or incurred in connection with the Transactions that are paid or otherwise accounted for within 180 days of the consummation of the Transactions, (v) any extraordinary losses, (vi) (A) facilities relocation or closing costs, (B) non-recurring restructuring costs and (C) integration costs and fees, including cash severance costs, in connection with Permitted Acquisitions, in each case incurred during such period and payable in cash, in an aggregate amount under this clause (vi) not to exceed $10,000,000, (vii) amortization and impairment charges resulting from purchase accounting adjustments (including inventory step-up adjustments recognized in costs of sales and write-offs of in-process research and development costs), (viii) any non-cash compensation charges and deferred compensation charges, including arising from stock options, taken during such period, (ix) any other non-cash charges (other than the write-down of current assets), impairments and expenses for such period (including amortization of loan acquisition costs and unrealized gains and losses on Swap Contracts and gains and losses on foreign exchange (including in respect of intercompany notes)) and (x) fees, cash charges and other cash expenses made or incurred in connection with equity or debt financings and amendments and waivers thereto, minus (b) without duplication (i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clauses (a)(viii) or (ix) above in such period or in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period, all determined on a consolidated basis in accordance with GAAP.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated January 2012 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) Consolidated Interest Expense for the period of the four fiscal quarters most recently ended.

“Consolidated Interest Expense” means, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations), net of cash interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined (a) by excluding non-cash interest expense and amortization of deferred financing costs and original issue discount and (b) after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Swap Contracts.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the total Indebtedness on a consolidated basis as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries (excluding extraordinary gains and losses) for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such person during such period, (d) any gains or losses attributable to sales of assets out of the ordinary course of business in excess of $2,500,000 and (e) gains and losses, realized or unrealized, relating to fluctuations in currency values.  Notwithstanding anything set forth in clause (a) above to the contrary, a Foreign Subsidiary may agree to restrict its ability to declare dividends or similar distributions without excluding the net income of such Foreign Subsidiary from Consolidated Net Income so long as (a) the agreement that restricts such ability relates to Indebtedness of such Foreign Subsidiary described in Section 8.01(i), (b) the proceeds thereof are used, directly or indirectly through intercompany transfers, to prepay the Loans and (c) the net income of such Foreign Subsidiary for the applicable period, together with the net income of each other Foreign Subsidiary subject to a similar restriction, does not exceed 10% of Consolidated Net Income for such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the total Indebtedness (net of unrestricted cash of the Borrower and its Subsidiaries in excess of $15,000,000) on a consolidated basis as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” has the meaning assigned to such term in the Security Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“De Minimis Holders” means, with respect to any wholly owned Subsidiary, holders of directors’ qualifying shares and other de minimis ownership interests required to be owned under foreign law by local residents.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both (as provided in Section 9.01), would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, any L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Disqualified Preferred Stock” has the meaning assigned to such term in the definition of “Indebtedness.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or any L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.  If a Foreign Subsidiary becomes a Guarantor and complies with the provisions of Section 7.09 as to collateral, the Borrower may elect by written notice to the Administrative Agent to treat such Subsidiary as a Domestic Subsidiary for purposes of the Loan Documents; provided, that the Administrative Agent concludes, in its reasonable discretion, that the Lenders would have substantially the same rights against such Subsidiary pursuant to the Collateral Documents under the law of the relevant foreign jurisdiction as the Lenders would have if such Subsidiary were organized in the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives having the force of law and orders (including consent orders), in each case, relating to protection of the environment or natural resources.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the

Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed, or for which an indemnity is granted by the Borrower or any Subsidiary, with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to any Environmental Law.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the determination that a Plan is in “at risk status” as defined in Section 430 of the Internal Revenue Code (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower, any of the Subsidiaries or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or with respect to which the Borrower or any such Subsidiary or ERISA Affiliate could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the applicable currency for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurocurrency market at their request at the date and time of determination.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in any Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Events of Default” has the meaning specified in Section 9.01.

“Excluded Property” with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.09, (a) any owned real or personal property which is located outside of the United States, (b) all leased real property, (c) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not pledged as of the Closing Date or not required to be pledged to secure the Obligations pursuant to Section 7.09, (e) any property which, subject to the terms of Section 7.09(b), is subject to a Lien of the type described in Section 8.02(a), Section 8.02(c) or 8.02(s) (but only to the extent and for so long as the grant of a security interest in such property would violate the documentation governing such Lien), (f) all Equity Interests in Spinneybeck Ireland, an Irish corporation, (g) assets sold to a Person that is not a Loan Party to the extent such sale is permitted hereunder, (h) assets owned by a Guarantor after the release of the guarantee pursuant to Section 10.10, (i) licenses, contracts and agreements which contain a valid and enforceable prohibition on the creation of a security interest therein so long as such prohibition remains in effect and is valid notwithstanding anti-assignment override provisions of the Uniform Commercial Code, and (j) any other asset, if any, as to which the Administrative Agent has determined in its reasonable discretion that the cost of obtaining a security interest in such asset (including mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit of the Lenders of the security afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or Section 3.01 (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning assigned to such term in Section 6.24.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.01(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” means the Commitment Fees, the Letter of Credit Fees and any other fees payable by a Loan Party pursuant to a fee agreement entered into with the Administrative Agent, any Arranger or any Lender.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by any Loan Party.

“Flood Hazard Property” has the meaning specified in 5.01(g)(vi).

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 6.24.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GSA Transaction” means the transactions and legal arrangements included in (a) the Purchase and Assignment Agreement dated as of November 7, 1997 by and between General Electric Capital Corporation (d/b/a Potomac Federal) and the Borrower, as modified, supplemented and amended from time to time (with the reasonable consent of the Administrative Agent if such modification, supplement or amendment (i) changes the nature or character of the arrangement or (ii) contains any material increase in the burden of the Borrower or its Subsidiaries under the arrangement), and (b) any other agreement between the Borrower or its Subsidiaries and other parties approved by the Administrative Agent (such approval not to be unreasonably withheld) providing comparable arrangements with the United States government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.09, together with their successors and permitted assigns and (b) with respect to obligations under any Swap Contract or Treasury Management Agreement between any Qualifying Counterparty and any Guarantor, the Borrower.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders, the L/C Issuers and any Qualifying Counterparties pursuant to Article IV.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, radioactive materials, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste of any kind that is prohibited or regulated as hazardous by or pursuant to, or that could give rise to liability under, any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Incremental Term Loan” has the meaning specified in Section 2.01(b).

“Incremental Term Loan Commitment” means, as to each Lender, its obligation to make a portion of any given Incremental Term Loan to the Borrower pursuant to Section 2.01(b).

“Incremental Term Loan Note” has the meaning specified in Section 2.11(a)(iv).

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (it being understood that, unless such person shall have assumed such obligations, the amount of such Indebtedness shall be the lesser of (x) the fair market value of the property securing such Indebtedness and (y) the stated principal amount of such Indebtedness), (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all outstanding reimbursement obligations of such person as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances, (j) all obligations of such person under or in respect of Swap Contracts and (k) the liquidation value of all redeemable preferred Equity Interests of such person, to the extent mandatorily redeemable in cash (other than as a result of a change of control if the documentation regarding such preferred Equity Interests provides for no payment unless, prior to any such payment, all Loans and other Obligations under this Agreement and the other Loan Documents are paid in full in cash or the Lenders consent to such payment) on or prior to the Maturity Date (“Disqualified Preferred Stock”). For purposes of determining the amount of Indebtedness of any person under clause (j) of the preceding sentence, the amount of the obligations of such person in respect of any Swap Contract at any time shall be zero prior to the time any counterparty to such Swap Contract shall be entitled to terminate such Swap Contract and, thereafter, shall be the maximum aggregate amount (giving effect to any netting agreements) that such person would be required to pay if such Swap Contract were terminated at such time.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner only to the extent such person is liable therefor by contract, as a matter of law or otherwise, and shall not include any Indebtedness of such partnership that is expressly non-recourse to such person.  For clarification purposes, the liability of the Borrower or any Guarantor to make any periodic payments to licensors in consideration for the license of Patents and technical information under license agreements and any amount payable in respect of a settlement of disputes with respect to such payments thereunder, shall not constitute Indebtedness.  Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Indebtedness” shall not be deemed to include (a) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable person, (b) any deferred compensation arrangements, (c) any non compete or consulting obligations incurred in connection with Permitted Acquisitions, (d) “teaming agreements” pursuant to which the Borrower or any Subsidiary agrees with another supplier of services to provide services (including the sale of inventory) to a third person and pursuant to such agreement shall be responsible to the third person for the performance of the obligations of such other supplier, (e) warranty claims, (f) product guarantees, guarantees (including performance guarantees or bonds) by a person of obligations not constituting Indebtedness of the Borrower or any Subsidiary, (g) obligations under joint development agreements pursuant to which the Borrower or any Subsidiary agrees to develop a product and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be, and (h) obligations under any GSA Transaction.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” has the meaning assigned to such term in Section 6.07(d).

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all of the affected Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period with respect to any Revolving Loan shall extend beyond the Maturity Date; and

(iii)          no Interest Period with respect to any Incremental Term Loan shall extend beyond the maturity date of such Incremental Term Loan as set forth in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of any L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.09 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.09.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“JPMSLLC” means J.P. Morgan Securities LLC in its capacity as a joint lead arranger and joint book manager in connection with this Agreement.

“Knoll Europe” means Knoll Europe B.V., a Netherlands company.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) as to Existing Letters of Credit, Bank of America, and (b) as to Letters of Credit issued hereunder, Bank of America or JPMorgan Chase Bank, in each case in their capacity as issuer of Letters of Credit hereunder, together with their successors in such capacity.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means (a) each of the Persons identified as a “Lender” on the signature pages hereto holding a Commitment and each other Person party hereto as a “Lender” or “Revolving Lender” holding a Commitment pursuant to a lender joinder agreement, commitment agreement or other agreement executed by the Borrower, (b) each Person providing any portion of any Incremental Term Loans and (c) their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder by any L/C Issuer and shall include the Existing Letters of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance, extension or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the date which is thirty days prior to the Maturity Date (or, if such date is not a Business Day, the next preceding Business Day) unless prior to such time the Borrower provided Cash Collateral to the Administrative Agent in an amount equal to 105% of the face amount of all Letters of Credit expiring after the thirtieth day prior to the Maturity Date, in which case the expiry date of such Letters of Credit shall be no later than the first anniversary of the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or Incremental Term Loan, if any.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Collateral Documents and the Agency Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, operations, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party under any Loan Document to which it is or will be a party.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $20,000,000.

“Material Subsidiary” means, at any time, any Subsidiary which at such time shall be a “significant subsidiary” of the Borrower within the meaning of Regulation S-X of the SEC as in effect on the date hereof; provided, that the Borrower agrees that the Borrower and its Material Subsidiaries shall at all times have assets during the term of this Agreement constituting at least 90% of the Borrower’s consolidated total assets; provided, further, that each Subsidiary which owns any Intellectual Property (other than Intellectual Property with an aggregate fair market value of less than $1,500,000) shall be deemed to be a Material Subsidiary hereunder.

“Maturity Date” means February 3, 2017.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of each applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and each applicable L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger and joint book manager in connection with this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any real property that is owned or leased by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” or “Notes” means the Revolving Notes, the Swing Line Note and/or the Incremental Term Notes (if any), individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include, unless the parties thereto agree otherwise, (a) all obligations under any Swap Contract between any Loan Party and any Qualifying Counterparty that is permitted to be incurred pursuant to Section 8.01(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Qualifying Counterparty.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, any L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patents” has the meaning assigned to such term in Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to an defined in ERISA or any successor thereto.

“Permitted Acquisition” has the meaning specified in Section 8.04(h).

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or, in the case of a Foreign Subsidiary, marketable direct obligations issued by or unconditionally guaranteed by the government of the country of such Foreign Subsidiary or backed by the full faith and credit of the government of the country of such Foreign Subsidiary, in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

(c)           investments in certificates of deposit, Eurocurrency deposits, overnight bank deposits or banker’s acceptances, demand deposits and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or issued by or offered by a bank organized under the laws of any foreign country recognized by the United States the long-term debt of which is rated at least “A” or the equivalent by S&P or “A” or the equivalent thereof by Moody’s having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 or the foreign currency equivalent thereof;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)           investments in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof  maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(f)            investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above;

(g)           other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(h)           solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within twelve (12) months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 7.04.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.10 (including for purposes of determining the Applicable Rate), that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.04(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.  In connection with any Permitted Acquisition, the Borrower shall be permitted to assume cost savings certified by a Responsible Officer of the Borrower and expected to be achieved within a twelve-month period following the closing of such Permitted Acquisition if the consolidated balance sheet of such acquired person and its consolidated Subsidiaries as at the end of the fiscal period preceding the acquisition of such person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent.  For purposes of determining compliance with the covenants set forth in Section 8.10 (and the computations made for purposes of determining the Applicable Rate), all calculations shall be made on a Pro Forma Basis after giving effect to the Transactions, (subject, in the case of the Transactions, to the limitations contained in clause (a)(iv) of the definition of Consolidated EBITDA).

“Pro Forma Compliance” means, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 8.10 as of the date of such determination or the last day of the most recent fiscal quarter-end, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.10 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.04(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Public Lender” has the meaning specified in Section 7.04.

“Qualifying Counterparty” means (a) any Person that was a Lender or an Affiliate of a Lender at the time the applicable Swap Contract or Treasury Management Agreement was entered into with any Loan Party and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Swap Contract or Treasury Management Agreement with any Loan Party in existence on the Closing Date.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinancing Indebtedness” has the meaning specified in Section 8.01(l).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, under, from or upon any building, structure, facility or fixture.

“Release of Collateral Event” means any time that (a) no Event of Default has occurred and is continuing and (b) the Borrower simultaneously maintains the Requisite Ratings.

“Removal Effective Date” means as provided in Section 10.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein.  The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders holding in the aggregate more than 50% of (a) the unfunded Aggregate Revolving Commitments and the outstanding Revolving Loans, L/C Obligations and participations therein or (b) if the Aggregate Revolving Commitments have been terminated, the outstanding Revolving Loans, L/C Obligations and participations therein.  The unfunded Revolving Commitments of, and the outstanding Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Requisite Ratings” means (a) a corporate rating on the Borrower’s senior unsecured (non-credit enhanced) debt of at least BBB- from S&P or an equivalent rating from S&P in the event S&P changes its rating system and (b) a corporate family rating on the Borrower senior unsecured (non-credit enhanced) debt of at least Baa3 from Moody’s or an equivalent rating from Moody’s in the event Moody’s changes its rating system, in each case with a stable or better outlook (or the equivalent thereof).

“Resignation Effective Date” means as provided in Section 10.06(a).

“Responsible Officer” means the chief executive officer, president or chief financial officer of a Loan Party or the Manager, Credit and Collections, of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Indebtedness” means Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 8.06.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding any payment in Equity Interests (other than Disqualified Preferred Stock) in the Borrower) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, other than a payment in Equity Interests (other than Disqualified Preferred Stock) in the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in am Alternative Currency, and (v) such additional dates as the Administrative Agent or any L/C Issuer shall determine.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Revolving Commitments in effect on the Closing Date is FOUR HUNDRED FIFTY MILLION DOLLARS)$450,000,000.

“Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns.  The initial Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a)(i).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or any L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means the pledge and security agreement dated as of June 29, 2007 executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended, modified or reaffirmed from time to time, including pursuant to any reaffirmation agreement.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“SWIFT” means as provided in Section 2.03(f).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.

“Swing Line Note” has the meaning specified in Section 2.11(a)(iii).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic

Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness of the Borrower or a Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness of the Borrower or a Subsidiary; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Trademarks” has the meaning assigned to such term in the Security Agreement.

“Trading With the Enemy Act” has the meaning assigned to such term in Section 6.24.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrower, the making of the initial Borrowings hereunder, (b) the repayment of all amounts then due and owing under the Existing Credit Agreement and (c) the payment of related fees and expenses.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares and other de minimis ownership interests required to be owned under foreign law by local residents) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations and in the event any accounting term is not defined by GAAP, it shall have the definition mutually agreed upon by the Borrower and the Administrative Agent.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants set forth in Section 8.10 and the Consolidated Leverage Ratio (for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

1.04        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated an Alternative Currency.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.  The maximum amount of Indebtedness, investments and other threshold amounts that the Borrower and the Subsidiaries may incur under Article VIII shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, investments and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies.  When calculating capacity for the incurrence of additional Indebtedness, investments and other threshold amounts by the Borrower and any Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.06        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08        Additional Alternative Currencies.

(a)           The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof.  Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten

Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Revolving Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Loans.

(a)           Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) (such aggregate amount, as it may be increased or decreased as provided herein, the “Aggregate Revolving Commitments”), (ii) the Dollar Equivalent of Total Revolving Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)           Increase in Aggregate Revolving Commitments; Institution of Incremental Term Loans.  The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit) or incur Incremental Term Loans by a maximum aggregate amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) with (i) additional Revolving Commitments from any existing Revolving Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent and the L/C Issuers or

(ii) one or more term loans (each an “Incremental Term Loan”) from any existing Lender or from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent as follows:

(i)            Increase in Aggregate Revolving Commitments.  The Borrower may, at any time, upon written notice to the Administrative Agent, increase the Aggregate Revolving Commitments; provided that:

(A)          any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)          no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)          no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(D)          (1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent; and

(E)           as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.01(b)(i), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.04, and (y) no Default or Event of Default exists.

(F)           Schedule 2.01 shall be deemed revised to reflect the Applicable Percentages of the Lenders participating in such increase as set forth in the joinder document and/or commitment agreement therefor.

(ii)           Institution of Incremental Term Loan.  The Borrower may, at any time, upon written notice to the Administrative Agent, institute the Incremental Term Loan; provided that:

(A)          any such institution of the Incremental Term Loan shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)          no Default or Event of Default shall exist and be continuing at the time of any such institution of the Incremental Term Loan;

(C)          no Lender shall be under any obligation to provide a commitment under the Incremental Term Loan and any such decision whether to provide a commitment under the Incremental Term Loan shall be in such Lender’s sole and absolute discretion;

(D)          (1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Lender electing to provide an Incremental Term Loan Commitment shall have executed a joinder document and/or commitment agreement satisfactory to the Administrative Agent;

(E)           as a condition precedent to such Incremental Term Loan, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such Incremental Term Loan (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan, and (2) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Term Loan, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such Incremental Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.01(b)(i), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.04, and (y) no Default or Event of Default exists;

(F)           The Applicable Rate and maturity date of, and the principal amortization payments under, each Incremental Term Loan shall be as set forth in the joinder document and/or commitment agreement therefor; provided that the maturity date for any Incremental Term Loan shall be no sooner than the Maturity Date; provided, that, in the event that the Applicable Rate for any Incremental Term Loan is more than fifty basis points (0.50%) greater than the Applicable Rate for the Revolving Loans or any then outstanding Incremental Term Loan, the Applicable Rate for the Revolving Loans and/or such outstanding Incremental Term Loan shall be increased such that the Applicable Rate for the Revolving Loans and/or such outstanding Incremental Term Loan is not more than fifty basis points (0.50%) less than the Applicable Rate for such Incremental Term Loan.  For purposes of determining the Applicable Rate for any Incremental Term Loan in order to determine whether the Applicable Rate of the Incremental Term Loan exceeds the Applicable Rate of the Revolving Credit Loans or any then outstanding Incremental Term Loan by more than fifty basis points (0.50%), (i) original issue discount and upfront fees (which shall be deemed to constitute like amounts of original issue discount), if any, payable by the Borrower to any Lender providing all or any portion of such Incremental Term Loan (including in connection with the initial primary syndication thereof), shall be included (it being agreed that original issue discount, if any, shall be equated to such interest rates based on an assumed four year life-to-maturity of such Incremental Term Loan) and (ii) customary arrangement fees paid to any arranger in connection with such Incremental Term Loan shall be excluded.

(G)          Schedule 2.01 shall be deemed revised to reflect the Incremental Term Loan Commitments and/or Applicable Percentages of the Lender providing such Incremental Term Loan as set forth in the joinder document and/or commitment agreement therefor.

(H)          Upon the execution and delivery of all documentation required by this Section to be delivered in connection with any Incremental Term Loan, the Administrative Agent, the Borrower and the new or existing Lenders who are making such Incremental Term Loan may enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) for the purpose of reflecting any new Lenders, their Incremental Term Loan Commitments and/or Incremental Term Loans, and any amendment to the terms of this Agreement necessary to incorporate the terms of such Incremental Term Loan as contemplated by this Section.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase in the Aggregate Revolving Commitments or any such institution of any Incremental Term Loan (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Loans.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans.

(b)           Each telephonic notice by the Borrower pursuant to this Section 2.02 must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower’s request is with respect to Revolving Loans or Incremental Term Loans, (ii) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed.  If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(c)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or a continuation of Loans denominated in an Alternative Currency, in each case, as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(d)           Except as otherwise provided herein, (i) a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan and (ii) without the consent of all affected Lenders, no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan with an Interest Period greater than six months.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or an Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(e)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to all Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each of the L/C Issuers severally agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or in any

Alternative Currency for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Furthermore, each Revolving Lender acknowledges and confirms that it has a participation interest in the liability of the applicable L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Percentage of the Revolving Loans.  The Borrower’s reimbursement obligations in respect of the Existing Letters of Credit, and each Revolving Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(ii)           No L/C Issuer shall issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of the applicable L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)           any Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)           the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)           No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the applicable L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          Each of the L/C Issuers shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each of the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included each of the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to each of the L/C Issuers.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a

Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the

Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) the applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the applicable L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse applicable the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars or in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revoving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at rate equal to the applicable Overnight Rate from time to time in effect.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of any L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash

Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v)           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP.

(vii)         any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any

Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)        any adverse change in the relevant exchange rates or in the availability of any Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

provided, that the foregoing shall not be construed to excuse the applicable L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless such L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.  In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuers may send Letters of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)           Cash Collateral.  (i) Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)           In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) in Dollars for the account of each Revolving Lender in accordance with its Applicable Percentage for each Letter of Credit denominated in Dollars equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay a fronting fee directly to the applicable L/C Issuer for its own account with respect to each Letter of Credit, at the rate per annum specified in the Agency Fee Letter (with respect to Bank of America) or other arrangement mutually acceptable to the Borrower and any L/C Issuer, and, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swing Line Loans.

(a)           Swing Line Facility.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that (w) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, (x) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (y) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant

Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                           Prepayments.

(a)                                  Voluntary Prepayments.

(i)                                     Revolving Loans and Incremental Term Loans.  Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and/or Incremental Term Loans, if any, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and whether the Loans to be prepaid are the Revolving Loans or Incremental Term Loans, if any.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages; provided that any prepayment with respect to any Incremental Term Loan shall be applied as agreed to by the Borrower and the applicable Lenders holding such Incremental Term Loans.

(ii)                                  Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     If for any reason (1) the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments or (2) the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect,  the Borrower shall immediately prepay the Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments.  All amounts required to be paid pursuant to this Section 2.05(b)(i)(A) shall be applied to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations.

(ii)                                  If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06                           Termination or Reduction of Aggregate Revolving Commitments.

(a)                                  Optional Reductions.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit or (D) the Alternative Currency Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder the Outstanding Amount of Loans and L/C Obligations denominated in Alternative Currencies would exceed the Alternative Currency Sublimit and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b)                                 Notice.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving

Commitments under this Section 2.06.  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07                           Repayment of Loans.

(a)                                  Revolving Loans.  The Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                                 Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (ii) the Maturity Date.

(c)                                  Incremental Term Loans.  The Borrower shall repay the outstanding principal amount of any Incremental Term Loan in the installments on the dates and in the amounts set forth in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.01.

2.08                           Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                           Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Commitment Fee.  The Borrower shall pay to the Administrative Agent, a commitment fee in Dollars for the account of each Revolving Lender in accordance with its Applicable Percentage, at a rate per annum equal to the product of (A) the Applicable Rate times (B) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (1) the Outstanding Amount of Revolving Loans and (2) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)                                 Agency Fee Letter.  The Borrower shall pay to Bank of America (in its capacity as an L/C Issuer) and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Agency Fee Letter.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10                           Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                  All computations of interest for Base Rate Loans when the Base Rate (including the Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11                           Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit 2.11(a)(i) (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit 2.11(a)(iii) (a “Swing Line Note”) and (iii) in the case of an Incremental Term Loan, if any, be in the form of Exhibit 2.11(a)(iv) (an “Incremental Term Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                           Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Dollars, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in the applicable Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of such Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                             (i)    Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                           Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, if such Lender is a Revolving Lender, or make such other adjustments among the group of Revolving Lenders or Lenders providing Incremental Term Loans, as applicable, or as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Lenders or Lenders providing Incremental Term Loans, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                           Cash Collateral.

(a)                                  Certain Credit Support Events.  If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.01, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or such L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer(s) as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15, 9.01 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(v))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                           Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender.

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               With respect to any fee payable under Section 2.09(a) or (c) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause, with respect to any Non-Defaulting Lender that is a Revolving Lender, the aggregate Outstanding Amount of the Revolving Loans of such non-Defaulting Lender, plus such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent or such Loan Party shall withhold or make such deductions as are determined by the Administrative Agent or such Loan Party, as applicable, to be required based upon the information and documentation it has received pursuant to subsection (e) below; provided that any Loan Party making such withholding or deduction provides prompt written notice thereof to the Administrative Agent, (B) the Administrative Agent or such Loan Party, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or any L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or any L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each of the Lenders and the L/C Issuers shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each of the Lenders and the L/C Issuers hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(vi)                              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii)                               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-2 or Exhibit 3.01(e)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the

Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vii)                           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b)  adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;

(ii)                                  result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans;

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)                              impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)                                  any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each L/C Issuer, each Qualifying Counterparty of any Swap Contract or any Treasury Management Agreement with any Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Qualifying Counterparty, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Qualifying Counterparty, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Qualifying Counterparty, or any other agreement or instrument referred to in the Loan

Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.01) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07                        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Initial Credit Extension.

The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)                                 Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c)                                  No Material Adverse Change.  There shall not have occurred since December 31, 2010, a material adverse change in, or a material adverse effect on, the operations, business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(d)                                 Litigation.  There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(e)                                  Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(f)                                   Perfection and Priority of Liens.  Receipt by the Administrative Agent of the following:

(i)                                     searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)                                  UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)                               all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)                              searches of ownership of, and Liens on, Intellectual Property of each Loan Party in the appropriate governmental offices; and

(v)                                 duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of the Loan Parties;

(vi)                              evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders.

(g)                                  Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(h)                                 Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 5.01(d) and (e) and Sections 5.02(a) and (b) have been satisfied and (ii) the Borrower and its Subsidiaries (after giving effect to the Transactions) are solvent on a consolidated basis.

(i)                                     Fees.  Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(j)                                    Attorney Costs.  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k)                                 Other.  Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries; such information may include, if requested by the Administrative Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to all Credit Extensions.

The obligation of each L/C Issuer and each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.04.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the applicable L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent, each of the L/C Issuers and each of the Lenders that:

6.01                        Organization; Power.

The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except, solely with respect to certain Foreign Subsidiaries, as set forth on Schedule 6.01, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

6.02                        Authorization.

The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) except as set forth on Schedule 6.02, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Collateral Documents).

6.03                        Enforceability.

This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

6.04                        Governmental Approvals.

Except as set forth on Schedule 6.04, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the

Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) the recordation of any Mortgages, (c) such as have been made or obtained and are in full force and effect or which are not material to the consummation of the Transactions and (d) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

6.05                        Financial Statements.

(a)                                 The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants and (ii) the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of the fiscal quarter ending September 30, 2011.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods.  Except as set forth on Schedule 6.05(a), such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except that the unaudited financial statements are subject to normal year-end adjustments and do not contain notes thereto.

(b)                                 The Borrower has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries, as well as pro forma levels of Consolidated EBITDA, for the Borrower’s fiscal year ended December 31, 2011, prepared giving effect to the Transactions as if they had occurred on such date.  Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect, in all material respects, all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such periods, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.  The forecasts of financial performance of the Borrower and its Subsidiaries heretofore furnished to the Lenders have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower to be reasonable (it being understood that such forecasts as to future events are not to be reviewed as facts and that actual results may differ materially from such forecasts).

6.06                        No Material Adverse Change.

No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2010.

6.07                        Title to Properties; Possession Under Leases.

(a)                                 The Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and material assets, except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 8.02 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 8.02.

(b)                                 The use by the Borrower and each of the Subsidiaries of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that the Borrower’s or any Subsidiaries’ use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  The Borrower and each of the Subsidiaries has complied with all material obligations due and payable or required to be performed under all material leases to which it is a party and all such material leases are in full force and effect.  The Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except where the failure to so enjoy could not reasonably be expected to have a Material Adverse Effect.

(d)                                 The Borrower and each of the Subsidiaries owns, or is licensed to use, all Patents, patent applications, Trademarks, trade names, servicemarks, Copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted in writing and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any Subsidiary know of any valid basis for any such claim, which claim is reasonably likely to have a Material Adverse Effect.  The use of such Intellectual Property by the Borrower and each Subsidiary does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)                                  Except pursuant to licenses and other user agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, on and as of the date hereof (i) the Borrower and each Subsidiary owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any of its Copyrights, Patents or Trademarks and (ii) all Trademarks, Copyrights, Patents, service marks, trade names, patent rights, franchises, licenses and other intellectual property rights either registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date are set forth on Schedule 6.07 hereto and are valid and in full force and effect, in each case, except for any failure which could not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(f)                                   To the Borrower’s and each Subsidiary’s knowledge, on and as of the date hereof, (i) there is no violation by others of any right of the Borrower or such Subsidiary with respect to any of its Copyrights, Patents or Trademarks, respectively, pledged by it under the name of the Borrower or such Subsidiary, as the case may be, (ii) the Borrower or such Subsidiary is not infringing upon any Copyright, Patent or Trademark of any other person other than, in the case of clauses (i) and (ii), such violation or infringement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) no proceedings have been instituted or are pending against the Borrower or such Subsidiary or threatened, and no claim against such the Borrower or such Subsidiary has been received by the Borrower or such Subsidiary, as the case may be, alleging any such violation, except any violations which could not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

6.08                        Subsidiaries.

Schedule 6.08 sets forth as of the Closing Date a list of (a) all Subsidiaries and the percentage ownership interest of the Borrower and any Subsidiary therein, (b) the exact legal name and jurisdiction of organization or formation, as applicable, of each Loan Party, (c) the chief executive office of each Loan Party and (d) the federal taxpayer identification number and organizational identification number of each Loan Party.  The shares of Equity Interests so indicated on Schedule 6.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Collateral Documents).

6.09                        Litigation; Compliance with Laws.

(a)                                 There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 None of the Borrower or any of the Subsidiaries or any of their respective material properties or material assets is in violation of, nor will the continued operation of their material properties and material assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

6.10                        Agreements.

(a)                                 None of the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                                 None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

6.11                        Federal Reserve Regulations.

(a)                                 None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the FRB, including Regulation T, U or X.

6.12                        Investment Company Act.

None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.13                        Use of Proceeds.

The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in Section 7.08.

6.14                        Tax Returns.

Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves and except for taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

6.15                        No Material Misstatements.

None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, which, in the case of clauses (a) and (b), when taken as a whole and together with the representations and warranties contained in this Agreement, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule and it is understood that actual results may differ from forecasts and projections.

6.16                        Employee Benefit Plans.

With respect to any Plan, each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.   Neither the Borrower nor any Subsidiary has (a) failed to comply with any requirement of applicable law relating to any employee pension benefit plan primarily for the benefit of employees of the Borrower or any Subsidiary residing outside the United States that is not subject to ERISA or the Internal  Revenue Code or (b) incurred any other liability with respect to such plan (other than liabilities incurred in the ordinary course of business) , except for any such noncompliance or incurrence which could not reasonably be expected to result in a Material Adverse Effect.

6.17        Environmental Matters.

Except as set forth in environmental reports provided to the Administrative Agent and identified on Schedule 6.17 or with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any pending or to the knowledge of the Borrower, threatened, Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

6.18        Insurance.

Schedule 6.18 sets forth a true, complete and correct description, including the carriers, policy numbers, expiration dates, types, amounts and deductibles, of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof.  As of each such date, such insurance is in full force and effect and all premiums have been duly paid if due.  The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are, when considered in its entirety, in the good faith judgment of the Borrower prudent in the ordinary course of business of the Borrower and its Subsidiaries.

6.19        Collateral Documents.

(a)           The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Security Agreement) is delivered to the Administrative Agent, the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 6.19(a), the Lien created under the Collateral Documents will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all such Collateral as to which a security interest may be perfected by such a filing (other than Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 8.02.

(b)           Upon the recordation of the notices of grant of security interest in the form required by the Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 6.19(a), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Trademarks, trademark applications, Patents, patent applications and Copyrights acquired by the Loan Parties after the date hereof).

(c)           The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are recorded in the offices specified on Schedule 6.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 8.02.

6.20        Location of Real Property and Leased Premises.

Schedule 6.20(a) lists completely and correctly as of the Closing Date all domestic real property owned by the Borrower and the Subsidiaries and the addresses thereof.  The Borrower and the Subsidiaries, as the case may be, as of the Closing Date, own in fee all the real property set forth on Schedule 6.20(a).  Schedule 6.20(b) lists completely and correctly as of the Closing Date all material domestic real property leased by the Borrower and the Subsidiaries and the addresses thereof.  The Borrower and the Subsidiaries, as the case may be, as of the Closing Date, have valid leasehold interests in all the real property set forth on Schedule 6.20(b).

6.21        Labor Matters.

As of the date hereof, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.  Except to the extent any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters and (b) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

6.22        Solvency.

Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

6.23        Certain Treasury Regulation Matters.

The Borrower does not intend to treat the Loans and related transactions as being a “reportable” transaction (within the meaning of Treasury Regulation 1.6011-4).  The Borrower acknowledges that the Administrative Agent and one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1 to the extent that the Borrower’s application of the proceeds of the Loans requires the same and the Administrative Agent and such Lender or Lenders, as applicable, may, in connection therewith, maintain such lists and other records as they may determine is required by such Treasury Regulation.

6.24        Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries (a) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages transactions with any such “blocked person” blocked by such order, law or regulation.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Loan Parties covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will, and will cause each of the Subsidiaries to:

7.01        Existence; Business and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 8.05.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, Patents, Copyrights, Trademarks and trade names used in or relating to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated, including any reasonable extension, development or expansion thereof; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.02        Insurance.

(a)           Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)           Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver insurance certificates evidencing all such policies to the Administrative Agent; upon the occurrence of an Event of Default, deliver original or certified copies of all such policies to the Administrative Agent upon its request; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent, deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, evidence of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)           If at any time the area in which any of the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in an amount not less than $5,000,000, on a per occurrence basis, for the Premises located in a “flood hazard area” and that is otherwise, if applicable, the minimum coverage necessary to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is prudent in the good faith judgment of the Borrower for Premises located in a “Zone 1” area.

(d)           With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including a “broad form” commercial general liability endorsement and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $15,000,000, naming the Administrative Agent as an additional insured, on forms satisfactory to the Administrative Agent.

(e)           Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 7.02 is taken out by the Borrower; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(f)            In the event there occurs any loss, damage to or destruction of any tangible property or assets of any Loan Party or any part thereof, in excess of $2,000,000, cause such Loan Party to promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such loss, damage or destruction.  Subsequent to any loss, damage to or destruction of the tangible property or assets of any Loan Party or any part thereof, Borrower shall, or shall cause such other Loan Party to, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Loan Party’s cost and expense, promptly repair or replace such property or assets so lost, damaged or destroyed or purchase other productive assets used or useful in the business of the Borrower or its Subsidiaries; provided, however, that such Loan Party need not repair or replace such property or assets so lost, damaged or destroyed to the extent the failure to make such repair or replacement is not necessary in the good faith judgment of the Borrower for the proper conduct of the business of such Loan Party in the ordinary course.

(g)           Authorize the Administrative Agent, as the attorney-in-fact of each of the Loan Parties and for the benefit of the Lenders, upon the occurrence and during the continuance of an Event of Default, without the consent of the applicable Loan Party, (i) to adjust and compromise proceeds payable under such insurance policies, (ii) to collect, receive and give receipts for such insurance proceeds in the name of such Loan Party, the Administrative Agent and the Lenders and (iii) to endorse such Loan Party’s name upon any instrument in payment thereof

(h)           In the event a Loan Party shall receive any insurance proceeds as a result of any loss, damage or destruction, or condemnation proceeds, in each case in a net amount in excess of $2,000,000, the Borrower shall, or shall cause such other Loan Party to, promptly pay over such proceeds to the Administrative Agent as cash collateral for the Obligations.  The Administrative Agent agrees to release such proceeds to such Loan Party for replacement or restoration of the portion of the property or assets of such Loan Party lost, damaged or destroyed or condemned for the purchase of other assets used or useful in the business of the Borrower or its Subsidiaries if (A) within one year (or if binding contracts for the repair, replacement or purchase have been entered into within such period, within the term of such contracts) from the date of such loss, damage, destruction or condemnation, the Administrative Agent has received written application for such release from such Loan Party together with evidence reasonably satisfactory to it that the Borrower will use such proceeds to purchase productive assets used or useful in the business of the Borrower or its Subsidiaries and (B) on the date of such release no Default or Event of

Default exists.  All insurance and condemnation proceeds received by a Loan Party shall be subject to the security interest of the Administrative Agent under the Loan Documents.

7.03        Taxes.

Pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property or (b) the nonpayment thereof could not reasonably be expected to result in a Material Adverse Effect.

7.04        Financial Statements, Reports, Etc.

In the case of the Borrower, furnish to the Administrative Agent (either physically or through electronic delivery reasonably acceptable to the Administrative Agent), which shall furnish to each Lender:

(a)              within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)              within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Responsible Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)               concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Responsible Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations and which may be provided by a Responsible Officer if accounting firms generally are not providing such certificates) (a “Compliance Certificate”) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent showing the Consolidated Leverage Ratio and demonstrating compliance with the covenants contained in Sections 8.06 and 8.10 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, certifying that there has been no change in the business activities, assets or liabilities of the Borrower, or if there has been any such change, describing such change in reasonable detail and certifying that the Borrower is in compliance with Section 8.08;

(d)              within 45 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year);

(e)               promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)               promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto; and

(g)               promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.04(c) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a  “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.”

7.05        Litigation and Other Notices.

Furnish to the Administrative Agent, each L/C Issuer and each Lender prompt (and, in any event, within 3 Business Days) written notice of the following:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $2,500,000 or result in a Material Adverse Effect; and

(d)           any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

7.06        Information Regarding Collateral.

(a)           Furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s legal name, (ii) the jurisdiction of organization or formation of any Loan Party, (iii) any Loan Party’s identity or corporate structure or (iv) any Loan Party’s federal taxpayer identification number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)           In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 7.04(a), deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information set forth in Section 7.06(a) or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 7.06.

7.07        Maintaining Records; Access to Property and Inspections.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.  Except following the occurrence and during the continuance of any Default, the Borrower shall be entitled to have a representative present at all such discussions and to obtain a copy of all written requests for information relating to any Loan Party made by the Administrative Agent or any Lender to any third party.  Within 120 days after the close of each fiscal year of the Borrower, at the request of the Administrative Agent or the Required Lenders, the Borrower will hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with all lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries for the current fiscal year of the Borrower.

7.08        Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to refinance certain existing Indebtedness, (b) for permitted share repurchases and Permitted Acquisitions and (c) for working capital, capital expenditures and other lawful corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.09        Further Assurances.

(a)           Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including (i) filing or recording, as applicable, Uniform Commercial Code and other financing statements and Mortgages and (ii) if all or substantially all of the Equity Interests of the Borrower are held or acquired by a holding company whose sole or primary purpose is holding such Equity Interests, causing such holding company to guarantee the Obligations, to pledge its Equity Interests in the Borrower pursuant to the Security Agreement and to become subject to the representations, warranties, covenants and other agreements of the Loan Parties hereunder, mutatis mutandis) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted under Section 8.02) of the security interests created or intended to be created by the Collateral Documents.  Unless a Release of Collateral Event has occurred and is continuing and the Borrower has exercised its rights under Section 10.10, the Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party by executing a Joinder Agreement.  Notwithstanding anything to the contrary in the foregoing sentence, despite the occurrence and continuance of a Release of Collateral Event, the Borrower will cause (v) the Equity Interests of any subsequently acquired or organized Domestic Subsidiary, (w) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, could not reasonably be expected to cause the undistributed earnings of such First Tier Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such First Tier Foreign Subsidiary’s United States parent and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First Tier Foreign Subsidiary and (y) if the Equity Interests of the Borrower are held or acquired by any holding company whose sole or primary purpose is holding such Equity Interests, the Equity Interests of the Borrower, in each case, to be pledged to the Administrative Agent pursuant to the Security Agreement.  In addition, subject to the last sentence of this Section 7.09(a), from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Subsidiaries including real and other properties acquired subsequent to the Closing Date (but excluding owned real property with a value of less than $1,000,000, all leasehold real property (including, without limitation, the leased manufacturing facility located in Muskegon, Michigan), and other Excluded Property)).  Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 7.09.  The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Domestic Subsidiaries of any real property (or any interest in real property) having a value in excess of $1,000,000.  The actions required under this Section 7.09 shall be taken within 60 days (or such later time as may be acceptable to the Administrative Agent) after the event giving rise to the requirement to take such action.  Notwithstanding the foregoing, (x) the Administrative Agent in its discretion may determine not to take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 7.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction) and no action need be taken to perfect any security interest in vehicles or any deposit account or securities account (each as defined in the Uniform Commercial Code) other than the filing of a financing statement under the Uniform Commercial Code; and

(b)           Should the Borrower fail to maintain the Requisite Ratings, within thirty (30) days of notice thereof from either the Required Lenders or the Administrative Agent, the Borrower shall cause the security interests in all real and personal property of the Loan Parties to be re-granted in accordance with the requirements and conditions of Section 7.09(a) (it being understood and agreed that such re-granted security interests will have a lien priority at least equal to the lien priority existing as of the time of the Release of Collateral Event).

7.10        Certain Treasury Regulation Matters.

In the event the Borrower determines to take any action inconsistent with its intention as set forth in the first sentence of Section 6.23, it will promptly notify the Administrative Agent thereof.

7.11        Environmental Laws.

Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)                                 Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all contractors, tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all contractors, tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits required of them by any applicable Environmental Laws.  For purposes of this Section 7.11(a), noncompliance with the foregoing shall be deemed not to constitute a breach of this covenant, provided, that upon learning of any actual or suspected noncompliance, Borrower shall promptly undertake reasonable efforts to achieve compliance.

(b)                                 Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required to be undertaken by any Group Member under Environmental Laws and promptly comply with all orders and directives applicable to any Group Member of all Governmental Authorities regarding Environmental Laws; provided, however, that this covenant shall be deemed not violated if the relevant Group Member promptly challenges in good faith any such order or directive in a manner consistent with all applicable Environmental Laws and other requirements of Law and pursues such challenge or challenges diligently.

(c)                                  Generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material Environmental Liability to any Group Member or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material Environmental Liability to, or materially affect any real property owned or operated by, any Group Member.  For purposes of this Section 7.11(c), noncompliance with the foregoing shall be deemed not to constitute a breach of this covenant, provided, that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake reasonable efforts to remove such Hazardous Materials, if required by applicable Environmental Law, or otherwise remediate them, if required by applicable Environmental Law, in a manner consistent with applicable Environmental Law.

(d)                                 If required by applicable law, promptly take all commercially reasonable actions necessary to address any material Environmental Liability.

(e)                                  Deliver written notice to the Administrative Agent as soon as practicable following receipt of all environmental audits, investigations, analyses and reports of any kind or character, and all written communications, with respect to any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and, upon the request of the Administrative Agent, promptly deliver copies to the Administrative Agent of such environmental audits, investigations, analyses, reports and written communications.

ARTICLE VIII

NEGATIVE COVENANTS

The Loan Parties covenant and agree with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will not, nor will they cause or permit any of the Subsidiaries to:

8.01                        Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness existing on the Closing Date and set forth in Schedule 8.01, including in the case of lines of credit the maximum amount of Indebtedness permitted to be incurred thereunder;

(b)                                 Indebtedness created hereunder and under the other Loan Documents;

(c)                                  Indebtedness under completion guarantees, appeal bonds, performance or surety bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(d)                                 Indebtedness under or in respect of Swap Contracts that are not speculative in nature;

(e)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(f)                                   Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(g)                                  Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(h)                                 Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that (i) upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence and (ii) such letters of credit are not provided to secure the repayment of other Indebtedness of the Borrower or any Subsidiary.

(i)                                     with respect to the Borrower or any Subsidiary, (A) purchase money Indebtedness (including Capital Lease Obligations) and Synthetic Lease Obligations, (B) indebtedness incurred in connection with a Permitted Acquisition, (C) Loans obtained through an increase in the Commitments under Section 2.01(b) and (D) other newly issued Indebtedness, provided that (y) the aggregate principal amount of Indebtedness incurred pursuant to this Section 8.01(i) shall not exceed $250,000,000 at any time outstanding and (z) with respect to any Indebtedness incurred pursuant to this Section 8.01(i) in excess of $30,000,000 the maturity date of such Indebtedness is on (solely with respect to such Indebtedness incurred in accordance with Section 2.01(b)) or after the Maturity Date;

(j)                                    unsecured subordinated Indebtedness (which may be guaranteed by any Loan Party on a subordinated basis); provided, that (i) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, the Borrower is in Pro Forma Compliance, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) such Indebtedness matures after the six-month anniversary of the Maturity Date, (iv) no payments of principal of such Indebtedness may be made until after the six-month anniversary of the Maturity Date, and (v) such Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent in form and substance;

(k)                                 other unsecured Indebtedness not contemplated in the foregoing clauses of this Section; provided that (i) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, the Borrower is in Pro Forma Compliance and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(l)                                     Indebtedness incurred to extend, renew or refinance any Indebtedness described in Section 8.01(a), (i) or (j) (“Refinancing Indebtedness”); provided, that (i) such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life to maturity than the Indebtedness being extended, renewed or refinanced, (iii) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, the Refinancing Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than the Indebtedness being extended, renewed or refinanced, (iv) only the obligors in respect of the Indebtedness being extended, renewed or refinanced may become obligated with respect to such Refinancing Indebtedness, (v) the security interest(s) granted in connection with such Refinancing Indebtedness, if any, shall not cover more collateral, in any material respect, than the security interest(s), if any, granted in connection with the Indebtedness being refinanced and (vi) the non-economic covenants, events of default, remedies and other provisions of the Refinancing Indebtedness, when taken as a whole, shall be materially no less favorable to the Lenders than those contained in the Indebtedness being extended, renewed or refinanced.

8.02                        Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)                                 Liens on property or assets of the Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 8.02; provided, that such Liens shall secure only those obligations which they secure on the Closing Date and any extensions, renewals and replacements thereof permitted hereunder;

(b)                                 any Lien created under the Loan Documents;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary (including without limitation Liens securing Indebtedness incurred pursuant to Section 8.01(i)(B)); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien does not materially interfere with the use, occupancy and operation of any Mortgaged Property;

(d)                                 Liens for taxes not yet due or which are being contested in compliance with Section 7.03;

(e)                                  carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 7.03 or for which appropriate reserves have been established;

(f)                                   pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)                                  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)                                 zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries as currently operated;

(i)                                     Liens arising out of judgments or awards in respect of which the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $20,000,000 at any time outstanding;

(j)                                    licenses, leases or subleases granted by the Borrower or any Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k)                                 Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)                                     any interest of a lessor under Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(m)                             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(n)                                 Liens that are contractual or statutory setoff rights arising in the ordinary course of business with financial institutions, relating to pooled deposit accounts or sweep accounts of the Borrower and its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or relating to purchase orders or other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(o)                                 Liens solely on any cash earnest money deposits by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(p)                                 all Liens set forth in the survey and title policies delivered to the Administrative Agent prior to the Closing Date;

(q)                                 any interest or title of a licensor, lessor or sublessor under any license or lease agreement pursuant to which rights are granted to the Borrower or any Subsidiary;

(r)                                    Liens deemed to exist in connection with investments in repurchase agreements permitted under this Agreement;

(s)                                   Liens securing Indebtedness permitted to be incurred pursuant to Section 8.01(i)(A); provided that (x) the aggregate amount of Indebtedness incurred by the Borrower and its Domestic Subsidiaries pursuant to Section 8.01(i)(A) secured by such Liens shall not exceed $100,000,000 and (y) such Liens encumber only the property acquired in connection with such Indebtedness;

(t)                                    Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred under Section 8.01(i); and

(u)                                 Liens on any assets which are the subject of any GSA Transaction.

8.03                        Sale and Lease-Back Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 8.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 8.01 and 8.02, as applicable.

8.04                        Investments, Loans and Advances.

Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a)                                 Permitted Investments;

(b)                                 investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(c)                                  the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $3,000,000 at any time and advances in the ordinary course of business of payroll payments to employees and for entertainment and travel expenses of employees;

(d)                                 the Borrower may enter into Swap Contracts in the ordinary course of business that are not speculative in nature;

(e)                                  the Borrower and its Subsidiaries may (i) acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Borrower or such Subsidiary and (ii) make loans to customers, dealers and suppliers in the ordinary course of business and consistent with past practices;

(f)                                   the Borrower may acquire and hold obligations of one or more officers or other employees of the Borrower or its subsidiaries in connection with such officers’ or employees’ acquisition of Equity Interests of the Borrower;

(g)                                  purchases of inventory, raw materials and related assets in the ordinary course of business;

(h)                                 in addition to investments, loans and advances permitted by paragraphs (a) through (g) above, additional investments, loans and advances by the Borrower and the Subsidiaries (including investments, loans and advances similar or dissimilar in nature to those permitted by paragraphs (a) through (g) above); provided that (i) after giving effect to any such investment, loan or advance on a Pro Forma Basis, the Borrower is in Pro Forma Compliance, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) if such investment involves an acquisition of all or substantially all of the assets of a Person or line of business of such Person, or no less than 100% of the Equity Interests (except for directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”), (A) the board of directors (or other comparable governing body) of the Acquired Entity shall have duly approved such acquisition and (B) the property acquired in such acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in as of the Closing Date (or any reasonable extensions or expansions thereof) (any acquisition of an Acquired Entity meeting all the criteria of this Section 8.04(h) being referred to herein as a “Permitted Acquisition”); and

(i)                                     Investments (including investments by the Borrower and the Subsidiaries in the Equity Interests of the Subsidiaries) existing as of the Closing Date and set forth in Schedule 8.04.

8.05                        Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)                                 Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory, materials and equipment in the ordinary course of business and may license intellectual property in the ordinary course of business, (ii) the Borrower and any Subsidiary may sell obsolete, damaged or worn-out inventory and equipment in the ordinary course of business and (iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (u) any Subsidiary may change its form of organization in compliance with Section 7.06(a), if applicable, (v) any Person may make investments and advances permitted by Section 8.04, (w) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (x) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower, a wholly owned Subsidiary or the De Minimis Holders receives any consideration (provided, that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (y) the Borrower and any Subsidiary may make Permitted Acquisitions and (z) any Subsidiary of the Borrower may merge with another person in a transaction constituting an Asset Sale permitted hereunder.

(b)                                 Engage in any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash (other than in the case of a like-kind exchange or trade-in of one asset for another asset used or useful in the business of the Borrower and its Subsidiaries), (ii) such consideration is at least equal to the book value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (x) with respect to any fiscal year, 7.5% of the total book value of the assets of the Borrower and its Subsidiaries on a consolidated basis, in each case determined as of the date of the most recent internally available balance sheet, and (y) with respect to the period from the Closing Date through the Maturity Date, 20% of (1) the total book value of the assets of the Borrower and its Subsidiaries on a consolidated basis, determined as of the date of an internally available balance sheet for the period ending December 31, 2011, plus (2) the total book value of assets acquired after the Closing Date with Equity Interests, determined as of the date of any such Acquisition; provided, however, that in the case of the foregoing clause (y), Asset Sales may exceed 20% of the total book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (which shall include the total book value of assets acquired after the Closing Date with Equity Interests) in the period from the Closing Date through the Maturity Date so long as the net cash proceeds of Asset Sales in excess of such limitation are applied to prepay first, on a ratable basis, any outstanding Incremental Term Loans until paid in full and second, on a ratable basis, any outstanding Revolving Loans with a permanent reduction of the Aggregate Revolving Commitments in the amount of such prepayment; provided further that, notwithstanding the foregoing, in no event shall Asset Sales exceed 25% of the total book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (which shall include the total book value of assets acquired after the Closing Date with Equity Interests) in the period from the Closing Date through the Maturity Date.  Upon a sale of assets or the sale of Equity Interests of a Subsidiary of a Loan Party permitted by this Section 8.05, the Administrative Agent shall deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest in such assets or Equity Interests, including, without limitation, amendments or terminations of UCC financing statements, the return of stock certificates and the release of a Guarantor (as applicable) from its obligations under the Loan Documents.

8.06                        Restricted Payments; Restrictive Agreements.

(a)                                 Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent (unless the contingency is the repayment of the Obligations or receipt of consent from the requisite lenders under this Agreement) or otherwise) to do so; provided, however, that:

(i)                                     any direct or indirect wholly owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii)                                  so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase Equity Interests of the Borrower owned by past or present officers, directors or employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment of such employees (including as a result of retirement or severance) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $5,000,000 in any fiscal year (it being agreed that any amount not utilized in any fiscal year may be carried forward and utilized in the immediately following fiscal year and that any amount spent in any fiscal year shall be deemed to utilize any such carried forward amount first);

(iii)                               the Borrower may make Restricted Payments to fund amounts payable to any participant in any Plan of the Borrower or the Subsidiaries upon the termination of the employment of such participant in an amount not to exceed $1,000,000 in any fiscal year of the Borrower; and

(iv)                              in addition to the Restricted Payments in clauses (i)-(iii) above, the Borrower and its Subsidiaries may make additional Restricted Payments (including Restricted Payments similar or dissimilar to those in clauses (i) through (iii) above); provided, that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Borrower is in Pro Forma Compliance.

(b)                                 Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided, that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary pending such sale, provided, such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and subject to the obligations of the Borrower under Section 7.09(b) hereof, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (E) clauses (i) and (ii) of the foregoing shall not apply to restrictions and conditions imposed (1) under Indebtedness of Foreign Subsidiaries incurred under Section 8.01 or (2) under contracts with customers entered into the ordinary course of business that contain restrictions on cash or other deposits or net worth.

8.07                        Transactions with Affiliates.

Except for transactions by or among Loan Parties or by or among Foreign Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be effected to the extent provided in Section 8.06, (c) reasonable fees and compensation may be paid to, and indemnities may be provided on behalf of, officers, directors and employees of, and consultants to, the Borrower and the Subsidiaries, as determined by the board of directors or equivalent governing body or appropriate officers of the Borrower in good faith, (d) securities may be issued and other payments, awards or grants (in cash, equity securities or otherwise) may be made pursuant to, or with respect to the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors or equivalent governing body of the Borrower in good faith, (e) the Loan Parties may perform their respective obligations under the terms of any registration rights agreement, (f) loans, investments and advances may be made to the extent permitted by Sections 8.01 and 8.04, and (g) transfers of property or assets from Loan Parties to Foreign Subsidiaries in the ordinary course of business not otherwise prohibited under this Agreement.

8.08                        Business of Borrower and Subsidiaries.

Engage at any time in any business or business activity other than the business currently conducted by them and business activities that constitute a reasonable extension, development or expansion thereof reasonably incidental thereto.

8.09                        Amendments of Subordinated Indebtedness.

Permit any supplement, modification or amendment of any subordinated Indebtedness of the Borrower or any Subsidiary that would cause such Indebtedness to not be in compliance with the subordination provisions of Section 8.01(j) or that is reasonably likely to adversely affect the ability of the Borrower to repay the Obligations when due without the prior written consent of the Administrative Agent.

8.10                        Financial Covenants.

(a)                                 Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.0 to 1.0.

(b)                                 Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.0 to 1.0.

8.11                        Fiscal Year.

Change its fiscal year-end to a date other than December 31.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

In case of the happening of any of the following events (“Events of Default”):

(a)                                 any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or L/C Disbursement or of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)                                 default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 7.01(a), 7.05(a), 7.08 or in Article VIII;

(e)                                  default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)                                   (i) the Borrower or any Material Subsidiary shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (net of amounts covered by independent third party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage and of amounts covered by an indemnity from a person that, in the reasonable judgment of the Administrative Agent, is creditworthy) from a party shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unsatisfied and undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment; an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $20,000,000;

(j)                                    any Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability hereunder (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(k)           any security interest in any material item of Collateral purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Security Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such loss is covered by such title insurance policy; or

(l)            there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h)(i)-(v) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments of each Lender to make Loans and each L/C Issuer to make L/C Credit Extensions, whereupon such Commitments shall immediately terminate, (ii) require that the Borrower Cash Collateralize the L/C Obligation (in an amount equal to the Minimum Collateral Amount with respect thereto whereupon such Cash Collateral shall be immediately due and payable and (iii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h)(i)-(v) above, the Commitments of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforeseaid shall automatically become effective, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

9.02        Application of Funds.

After the exercise of remedies provided for in Section 9.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the last paragraph of Section 9.01), any amounts received on account of the Obligations shall, subject to Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Qualifying Counterparty, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Qualifying Counterparty, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Qualifying Counterparty and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.03 and 2.14), ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, other Qualifying Counterparties) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01      Appointment and Authority.

Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06      Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and the Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an

L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America  with respect to such Letters of Credit.

10.07      Non-Reliance on Administrative Agent and Other Lenders.

Each of the Lenders and the L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders and the L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the

Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each of the Lenders and the L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) other than with respect to amounts currently due thereunder, Cash Management Obligations and obligations under or in respect of Swap Contracts) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Asset Sale permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(c);

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d)           upon the occurrence of a Release of Collateral Event, to release all Collateral other than Collateral consisting of Equity Interests of the Borrower (if applicable) and its Subsidiaries; provided, however, that if such Release of Collateral Event ceases to be continuing and in effect at any time, the Required Lenders or the Administrative Agent may require first priority security interests on the same categories of Collateral that was previously released, such security interests to be created and perfected within 30 days of notice from the Required Lenders or the Administrative Agent to the Borrower.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)           no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.01) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) amend any financial covenant set forth in Section 8.10 or the definition of Consolidated Leverage Ratio (or, in each case, any defined term used therein or in connection therewith) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)          change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)           amend Section 1.05, Section 1.08(a) or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;

(vi)          change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vii)         except in connection with an Asset Sale permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby or as provided in Section 10.10; or

(viii)        release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.05 or an Asset Sale permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone).

(b)           unless also signed by the applicable L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)           unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement;

(d)           unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

(e)           unless also signed by the Required Revolving Lenders, no amendment, waiver or consent shall (i) amend or waive any mandatory prepayment on Revolving Loans under Section 2.05(b)(i) or the manner of application thereof to the Revolving Loans or (ii) amend or change (A) the definition of “Required Revolving Lenders” or (B) any provision of this Section 11.01(e); and

(f)            unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amount of all Incremental Term Loans and Incremental Term Loan Commitments, amend, change or waive (i) the manner of application of any proceeds from Assets Sales set forth in the first proviso of Section 8.05(b); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Asset Sales” or the provisions of Section 8.05(b) other than the manner of application of any proceeds from Assets Sales as set forth in the first proviso of such Section or (ii) any provision of this Section 11.01(g).

provided, however, that notwithstanding anything to the contrary herein, (i) the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the

United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02      Notices and Other Communications; Facsimile Copies.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM

THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.01 and Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.01 and Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; and Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the unfunded Commitments and the aggregate Outstanding Amount of all Loans and L/C Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the Swing Line Lender and any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each of the Lenders and the L/C Issuers severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts; Proportionate Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $1,000,000 in the case of an assignment of any Incremental Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(C)                               Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 11.01 on a non-pro rata basis;

(ii)                                  Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Incremental Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iii)                               Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to wave such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)                              No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(v)                                 Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  .  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If JPMorgan Chase Bank or Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Swap Contract relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08                 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the

Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each of the Lenders and the L/C Issuers agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                     Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                     Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws;

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f)                                    the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                     Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                     Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                     Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17                     USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18                     No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the

Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Arrangers and the Lenders and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) none of the Administrative Agent, Arrangers and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, either of the Arrangers and/or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19                     Parallel Debt.

(a)                                  Each Lender, the Administrative Agent, the Swing Line Lender and each L/C Issuer (collectively, for purposes of this Section 11.19 only, the “Finance Parties”) hereby agree that:

(i)                                     the total amount due and payable as Parallel Debt (as created and defined in the Share Pledge Agreement (as defined in Section 11.19(d) below) under Clause 2 of the Share Pledge Agreement (as defined in Section 11.19(d) below) shall be decreased to the extent that any amount is irreversibly (onaantastbaar) paid to and received by the Finance Parties or any of them to reduce the total amount due and payable in respect of the Principal Obligations (as this term is defined in the Share Pledge Agreement (as defined in Section 11.19(d) below)), as if such amount were received by the Administrative Agent in payment of the Parallel Debt (as created and defined in the Share Pledge Agreement (as defined in Section 11.19(d) below); and

(ii)                                  the total amount due and payable in respect of the Principal Obligations (as this term is defined in the Share Pledge Agreement (as defined in Section 11.19(d) below)) shall be decreased to the extent that any amount is irreversibly (onaantastbaar) paid to and received by the Administrative Agent in payment of the Parallel Debt (as created and defined in the Share Pledge Agreement (as defined in Section 11.19(d) below), as if such amount were received by the Finance Parties or any of them in payment of the corresponding Principal Obligations (as this term is defined in the Share Pledge Agreement (as defined in Section 11.19(d) below)). The Administrative Agent undertakes to give effect to the preceding sentence by application of any amount so received in payment of the Parallel Debt (as created and defined in the Share Pledge Agreement (as defined in Section 11.19(d) below) in accordance with the terms and conditions of the Loan Documents, as if such amount were received in payment of the corresponding Principal Obligations (as this term is defined in the Share Pledge Agreement (as defined in Section 11.19(d) below)).

(b)                                 This Section 11.19 and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating thereto shall be governed by and construed in accordance with the laws of the Netherlands.

(c)                                  Each of the parties hereto irrevocably agrees that all disputes arising out of this Section 11.19 shall be submitted in first instance to the competent court at Amsterdam, the Netherlands. Nothing in the preceding sentence shall limit the Administrative Agent’s right to bring proceedings against Knoll Overseas, Inc. in any other court or competent jurisdiction.

(d)                                 For the purposes of this Section 11.19 only, the term “Share Pledge Agreement” shall mean the notarial deed of pledge of shares entered into by no later than the date provided in Section 7.12(b) between Knoll Overseas, Inc as the pledgor, Bank of America as the pledgee, and Knoll Europe as the company.

11.20                     Amendment and Restatement.

The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder; (c) the Guaranties made pursuant to the Existing Credit Agreement to the Lenders (including the Swing Line Lender), each L/C Issuer, each Qualifying Counterparty to a Swap Contract (that is permitted to be incurred pursuant to Section 8.01(d)) with any Loan Party, each Qualifying Counterparty to a Treasury Management Agreement with any Loan Party and/or the Administrative Agent shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Collateral Documents and the Liens created thereunder in favor of Bank of America, as administrative agent for the benefit of the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed (e) all Existing Letters of Credit outstanding under the Existing Credit Agreement on the Closing Date and set forth on Schedule 1.01(b) shall be deemed to be Letters of Credit outstanding on the Closing Date under this Agreement; and (f) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	KNOLL, INC.,
a Delaware corporation

	By:	/S/ Barry L. McCable
	Name:	Barry L. McCabe
	Title:	Senior Vice President & CFO

GUARANTORS:	SPINNEYBECK ENTERPRISES, INC.,
a New York corporation

	By:	/S/ Barry L. McCable
	Name:	Barry L. McCabe
	Title:	Vice President

KNOLL OVERSEAS, INC.,
a Delaware corporation

	By:	/S/ Barry L. McCable
	Name:	Barry L. McCabe
	Title:	Vice President

EDELMAN LEATHER, LLC,
a Delaware limited liability company

	By:	/S/ Barry L. McCable
	Name:	Barry L. McCabe
	Title:	Vice President

KNOLL MIDDLE EAST, LLC,
a Delaware limited liability company

	By:	/S/ Barry L. McCable
	Name:	Barry L. McCabe
	Title:	Vice President

KNOLL, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/S/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Revolving Lender, the Swing Line Lender and an L/C Issuer

	By:	/S/ Chris Burns
	Name:	Chris Burns
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Revolving Lender and an L/C Issuer

	By:	/S/ David F. Gibbs
	Name:	David F. Gibbs
	Title:	Managing Director

CITIZENS BANK OF PENNSYLVANIA,
as a Lender

	By:	/S/ Devon Starks
	Name:	Devon Starks
	Title:	Senior Vice President

TD BANK, N.A.,
as a Lender

	By:	/S/ Mark Hogan
	Name:	Mark Hogan
	Title:	Senior Vice President

SOVEREIGN BANK, N.A.,
as a Lender

	By:	/S/ Francis D. Phillips
	Name:	Francis D. Phillips
	Title:	Senior Vice President

KNOLL, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/S/ Glenn A. Page
Name:	Glenn A. Page
Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/S/ W. Christopher Kohler
Name:	W. Christopher Kohler
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/S/ Kenneth Fieler
Name:	Kenneth Fieler
Title:	Vice President

COMERICA BANK,
as a Lender

By:	/S/ Dru Steinly
Name:	Dru Steinly
Title:	Vice President

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/S/ D. Mahmood
Name:	D. Mahmood
Title:	Execution Head - Managing Director

FIRST COMMONWEALTH BANK,
as a Lender

By:	/S/ Lawrence C. Deihle
Name:	Lawrence C. Deihle
Title:	Senior Vice President

KNOLL, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/S/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

TRISTATE CAPITAL BANK,
as a Lender

By:	/S/ Mark W. Torie
Name:	Mark W. Torie
Title:	SVP

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:	/S/ James Fayen
Name:	James Fayen
Title:	Deputy General Manager

FIRST NATIONAL BANK,
as a Lender

By:	/S/ Tony J. Sacco
Name:	Tony J. Sacco
Title:	Senior Vice President

WEBSTER BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/S/ Stephen Karp
Name:	Stephen Karp
Title:	Senior Vice President

KNOLL, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

Schedule 1.01(a)

MANDATORY COST FORMULAE

1.                                      The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                 the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                      On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                                      The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.                                      The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                 in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)                                 in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                           is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”                           is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                            is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                      For the purposes of this Schedule:

(a)                                 “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                      In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                      If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority

(calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                                      Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                 the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                      The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.                               The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                               The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                               Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                               The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.01(b)

Existing Letters of Credit

Letter of Credit No.	Name of Beneficiary	Undrawn Amount	Date of Issuance	Expiration Date
68017454	The Travelers Indemnity Company	$2,650,000.00	February 27, 2007	February 29, 2012
68014407	The Bank of New York	$187,348.45	August 21, 2006	August 31, 2012
68024413	D&D Building Company, LLC	$100,000.00	April 14, 2008	March 31, 2012
68024412	Decorative Center of Houston LP	$30,000.00	April 14, 2008	March 31, 2012

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving Commitment	Applicable Percentage of Aggregate Revolving Commitments

Bank of America, N.A.	$65,000,000	14.444444444%

JPMorgan Chase Bank, N.A.	$65,000,000	14.444444444%

Citizens Bank of Pennsylvania	$45,000,000	10.000000000%

TD Bank, N.A.	$45,000,000	10.000000000%

Sovereign Bank, N.A.	$35,000,000	7.777777778%

Branch Banking and Trust Company	$25,000,000	5.555555556%

The Huntington National Bank	$25,000,000	5.555555556%

U.S. Bank National Association	$25,000,000	5.555555556%

Comerica Bank	$25,000,000	5.555555556%

The Bank of Nova Scotia	$25,000,000	5.555555556%

First Commonwealth Bank	$15,000,000	3.333333333%

The Northern Trust Company	$15,000,000	3.333333333%

TriState Capital Bank	$10,000,000	2.222222222%

Mizuho Corporate Bank, Ltd.	$10,000,000	2.222222222%

First National Bank	$10,000,000	2.222222222%

Webster Bank, National Association	$10,000,000	2.222222222%

Total	$450,000,000	100.000000000%

Schedule 6.01

Good Standing of Certain Foreign Subsidiaries

Certain Foreign Subsidiaries may from time to time fail to be in good standing but not with any consequence that is reasonably likely to have a Material Adverse Effect.

Schedule 6.02

Authorizations

None.

Schedule 6.04

Governmental Approvals

None.

Schedule 6.05(a)

Material Liabilities Not Reflected in Balance Sheet

None.

Schedule 6.07

Intellectual Property Rights

U.S. COPYRIGHTS OWNED BY BORROWER

Registered Copyrights

Title	Registration No.	Registration Date

JAHNE BARNES DESING LABYRINTH	VAu421664	5/8/98

PEANO JHANE BARNES DESIGN	VAu421663	5/8/98

JAHNE BARNES DESIGN WALKWAY	VAu421662	5/8/98

JHANE BARNES DESIGN HILBERT	VAu421661	5/8/98

Gramercy	VAu1070821	03/14/11

Arabella	VA1780417	05/16/11

Garden City	VA1754156	03/04/08

Jubilee	VAu1047390	10/27/10

Pony Up	VA1748501	06/14/10

Sanctuary	VA1677145	06/25/09

Kaliedoscope	VA1677144	06/25/09

Garland	VA1677141	06/25/09

Compass	VA1677137	06/25/09

Lyon	VA1633127	03/04/08

Galloway	VA1633126	03/04/08

Jaipur	VA1663125	03/04/08

Whimsy	VA1631782	12/06/07

Legend	VA1631750	12/06/07

Siren	VA1631743	12/06/07

Title	Registration No.	Registration Date

Dovetail	VA1631734	12/06/07

Divine	VA1631731	12/06/07

Enchantment	VA1631729	12/06/07

Fable	VA1631726	12/06/07

Decade	VA1622767	08/06/07

English Accent	VA1622626	08/06/07

Rivington	VA1622605	08/06/07

Topography	VA1622576	08/06/07

Icon	VA1622574	08/06/07

Empire Stripe	VA1622571	08/06/07

Spot On	VA1725165	06/14/10

Spectator	VA1725166	06/14/10

Sandis	VA1725154	06/14/10

Roundtrip	VA1725161	06/14/10

Mepal	VA1725156	06/14/10

Entourage	VA1724884	06/14/10

Worth	VA1724882	06/14/10

Pending Copyright Applications for Registration

Pending Applications for KnollTextiles Products	Registration No.	Date Submitted

Constance		11/17/2011

Danube		11/17/2011

Fiori		1/13/12

PATENTS OWNED BY BORROWER

Issued U.S. Patents

Patent owned by the Borrower - Description	Patent No.	Issue Date

TABLE BASE	D651431	01/03/12

SUPPORT MEMBER	8002351	08/23/11

LUMBAR SUPPORT	7887131	02/15/11

SUPPORT ARM	D629808	12/28/10

CREDENZA	D622976	09/07/10

SUPPORT ARM	D621842	08/17/10

CHAIR	D614881	05/04/10

CHAIR	D613956	04/20/10

OTTOMAN	D608552	01/26/10

CHAIR	D607661	01/12/10

CHAIR	D606771	12/29/09

SUPPORT ARM	D606548	12/22/09

CREDENZA	D605424	12/08/09

TABLE BASE	D599142	09/01/09

TABLE	D592429	05/19/09

TABLE BASE	D588847	03/24/09

TABLE BASE	D588846	03/24/09

TABLE BASE	D588845	03/24/09

CHAIR	D569117	05/20/08

HYBRID OFFICE PANEL CONSTRUCTION FOR A MODULAR OFFICE FURNITURE SYSTEM	7310918	12/25/07

MECHANICAL ARM WITH SPRING COUNTERBALANCE	7478786	01/20/09

Patent owned by the Borrower - Description	Patent No.	Issue Date

CHAIR	D572927	07/15/08

CHAIR	D535830	1/30/07

CHAIR	D535112	1/16/07

TABLE BASE	D528829	9/26/06

DESK LAMP	D522161	5/30/06

CHAIR	D520769	5/16/06

TABLE BASE	D515851	2/28/06

CART	D510168	9/27/05

HEIGHT ADJUSTMENT MECHANISM FOR A CHAIR	6824218	11/30/04

ERGONOMIC UTILITY CHART	6767019	7/27/04

CART	D493019	7/13/04

CABLE CONTROL WITH OVERLAOD PROTECTION DEVICE	6742843	6/1/04

KEYBOARD SUPPORT WITH RETRACTABLE AUXILIARY SUPPORT PLATFORMS	6682038	1/27/04

MODULAR BI-FOLD DOOR	6681532	1/27/04

WORKSURFACE	D479417	9/9/03

HINGE FOR AN OVER-HEAD STORAGE COMPARTMENT HAVING NON-CENTERED PIVOTING MOTION	6574835	6/10/03

CHAIR	D475544	6/10/03

MODULAR STORAGE CABINET	6550880	4/22/03

CHAIR	D471024	3/4/03

METHOD OF MAKING A METAL DRAWER HEAD	6516507	2/11/03

WORKSTATION	D459109	6/25/02

WORKSTATION PANEL	D458041	6/4/02

OVERHEAD STROAGE UNIT	6394564	5/28/02

ADJUSTABLE ARMREST ASSEMBLY WITH SINGLE ADJUSTMENT LEVER	6394553	5/28/02

Patent owned by the Borrower - Description	Patent No.	Issue Date

ARTICLE OF FURNITURE INCLUDING A LEG HAVING WIRE MANAGEMENT CAPABILITIES	6389988	5/21/02

STACKABLE PANEL SYSTEM FOR MODULAR OFFICE FURNITURE	6389773	5/21/02

STORAGE CABINET	D456178	4/30/02

STORAGE CABINET	D456174	4/30/02

STORAGE CABINET	D456172	4/30/02

HYBRID OFFICE PANEL CONSTRUCTION FOR A MODULAR OFFICE FURNITURE SYSTEM	6367213	4/9/02

CHAIR	D444638	7/10/01

ELECTRICAL POWER AND COMMUNICATION OUTLET BOX	D443592	6/12/01

HYBRID OFFICE PANEL CONSTRUCTION FOR A MODULAR OFFICE FURNITURE SYSTEM	6167664	1/2/01

LOUNGE CHAIR	D434233	11/28/01

LOUNGE CHAIR	D430973	9/19/00

INDEPENDENTLY ADJUSTABLE MOUSE PAD	6086034	7/11/00

MULTI-ADJUSTABLE ARMREST ASSEMBLY	6076892	6/20/00

MULTI-ADJUSTABLE ARMREST ASSEMBLY	6053578	4/25/00

CHAIR	D423241	4/25/00

CHAIR	D422424	4/11/00

OFFSET SUPPORT LEG FOR AN ADJUSTABLE HEIGHT DESK	6029587	2/29/00

HYBRID OFFICE PANEL CONSTRUCTION FOR A MODULAR OFFICE	6021613	2/8/00

TABLE	D415634	10/26/99

SELF-BRAKING HEIGH ADJUSTMENT MECHANISM	5941182	8/24/99

PANEL FRAME ASSEMBLY	5921040	7/13/99

LAY-IN WIREWAYS FOR A SPACE DIVIDER SYSTEM	5918433	7/6/99

Patent owned by the Borrower - Description	Patent No.	Issue Date

STORAGE CABINET	D410351	6/1/99

OFFICE SYSTEM COMPRISING LINABLE DESK AND STORAGE UNITS	5906420	5/25/99

HARDWIRING RACE FOR OFFICE PARTITIONS	5901512	5/11/99

CHAIR	D408646	4/27/99

TELESCOPING LEVELER	5881979	3/16/99

COFFEE TABLE	D406480	3/9/99

CHAISE LOUNGE	D406473	3/9/99

STOOL	D406470	3/9/99

CHAIR	D406198	3/2/99

TRIM PIECE FOR AN OFFICE FURNITURE SYSTEM	D405544	2/9/99

CHAIR ARM REST AND SUPPORT	D398174	9/15/98

ADJUSTABLE LUMBAR SUPPORT	5791733	8/11/98

FURNITURE PULL	D396793	8/11/98

CORNICE	D393319	4/7/98

INDEPENDENTLY ADJUSTABLE MOUSE PAD AND KEYBOARD SUPPPORT APPARATUS	5730408	3/24/98

ARTICLE OF FURNITURE INCLUDING A LEG HAVING WIRE MANAGEMENT CAPABILITIES	5715761	2/10/98

LAY-IN WIREWAYS FOR A SPACE DIVIDER SYSTEM	5685113	11/11/97

CHAIR SEAT TILT ADJUSTMENT AND LOCKING MECHANISM	5683139	11/4/97

LOCKING UNIVERSAL SUPPORT ARM	5683064	11/4/97

VERTICALLY ADJUSTABLE TABLE	5598789	2/4/97

CALIPER CONTROL FOR UNIVERSAL SUPPORT ARM	5584596	12/17/96

LOCKING UNIVERSAL SUPPORT ARM	5564667	10/15/96

LUMBAR SUPPORT CUSHION FOR CHAIRS	5551752	9/3/96

Patent owned by the Borrower - Description	Patent No.	Issue Date

COMPOSITE FOAM CHAIR CUSHION AND METHOD	5499413	3/19/96

CHAIR CUSHION AND UPHOLSTERY ASSEMBLY AND METHOD	5489145	2/6/96

CHAIR BACK SUPPORT ADJUSTMENT MECHANISM	5476306	12/19/95

CHAIR SEAT TILT ADJUSTMENT AND LOCKING MECHANISM	5464274	11/7/95

TILT CONTROL MECHANISM FOR CHAIRS	5417474	5/23/95

SINGLE PIECE CHAIR SHELL	5411316	5/2/95

OVERHEAD CABINET WITH ROTATING DOOR	5409308	4/25/95

TORQUE CONTROL MECHAISM FOR CHAIRS	5388889	2/14/94

CHAIR CONTROL	5370445	12/6/94

METHOD FOR FINISHING WOOD SLATTED ARTICLES OF FURNITURE	5338570	8/16/94

FURNITURE COMPRISING LAMINATED SLATS AND METHODS OF MANUFACTURING SUCH FURNITURE	5284380	2/8/94

METHOD FOR MAKING A PANEL WITH CUTOUTS FORMED THEREIN	5263252	11/23/93

METHOD FOR CONSTRUCTING AN OFFICE SPACE DIVIDING PANEL	5258083	11/2/93

Published Patent Applications of Borrower Which are Still Pending

ARTICLE OF FURNITURE	13116485 20110304183	05/26/11

SUPPORT APPARATUS	13153316 20110303800	06/03/11

FURNITURE COMPONENT FASTENING APPARATUS, FURNITURE SYSTEM AND METHOD OF ASSEMBLING FURNITURE FOR A WORK SPACE	13152530 20110298339	06/03/11

CHAIR	13106973 20110285191	05/13/11

GAS-ASSISTED CO-INJECTION MOLDED CHAIR	13104227 20110278903	05/10/11

METHOD OF FABRICATING A CHAIR	12914384 20110101764	10/28/10

CO-INJECTION MOLDED CHAIR	12775538 20100283308	05/07/10

FURNITURE AND METHOD OF FURNITURE COMPONENT ATTACHMENT	12708876 20100213749	02/19/10

LASER WELDING OF CHAIR COMPONENTS	12478041 20090302666	06/04/09

CHAIR AND METHOD FOR ASSEMBLING CHAIR	12478110 20090302663	06/04/09

ARMREST APPARATUS	12478184 20090302661	06/04/09

HEIGHT ADJUSTMENT MECHANISM FOR A CHAIR	12478060 20090302657	06/04/09

PREFERENCE CONTROL MECHANISM	12478090 20090302656	06/04/09

OFFICE CHAIR	11178051 20060006715	07/08/05

SUPPORT APPARATUS	12372110 20100044541	02/17/09

Pending Patent Applications of Borrower

Description	Application No.	Filing Date

CHAIR	29393680	06/08/2011

CHAIR	29393682	06/08/2011

SUPPORT APPARATUS	29406689	11/17/2011

SUPPORT ARM MOUNTING PLATE WITH WRENCH	29378344	11/03/2010

SUPPORT ARM	29393728	06/08/2011

TABLE BASE	29393724	06/08/2011

TABLE BASE	29393729	06/08/2011

TABLE BASE	29393731	06/08/2011

ADJUSTABLE ATTACHMENT DEVICE FOR FURNITURE	61493215	06/03/11

FRICTION ADJUSTMENT MECHANISM FOR A SUPPORT APPARATUS	61538327	09/23/11

SUPPORT APPARATUS FOR DISPLAY DEVICES AND OTHER OBJECTS	61494074	06/07/11

TABLET ARM	61493179	06/03/11

TRADEMARK/TRADE NAMES OWNED BY BORROWER

U.S. Trademark Registrations

Registered Marks Knoll, Inc.

Mark — Knoll, Inc.	Registration No.	Registration Date

CHADWICK	4063256	11/29/11

REGENERATION BY KNOLL	4060915	11/22/11

MULTIGENERATION BY KNOLL	3959701	05/10/11

ANTENNA	3959368	05/10/11

DIVIDENDS HORIZON	3817806	07/13/10

KNOLL KIDS	3797200	06/01/10

REFUSE TO SIT STILL.	3765144	03/23/10

SPARK	4042480	10/18/11

TEMPLATE	3782457	04/27/10

GENERATION BY KNOLL	3716772	11/24/09

KNOLL/TEXTILES	3488259	08/19/08

KNOLL LUXE	3496821	09/02/08

AUTOSTRADA	3021487	11/29/05

Design Only	2894980	10/19/04

Design Only	2894979	10/19/04

Design Only	2894978	10/19/04

Design Only	2893025	10/12/04

Design Only	2894977	10/19/04

KREFELD	2949295	5/10/05

JOE	2957768	5/31/05

CECILIA	2960132	6/7/05

Mark — Knoll, Inc.	Registration No.	Registration Date

DIVINA	2807283	1/20/04

A3	2744625	7/29/03

GIGI	2647032	11/5/02

UPSTART	2537287	2/5/02

RPM	2483718	8/28/01

PAPERCLIP	2415886	12/26/00

CURRENTS	2237475	4/6/99

REFF	2352223	5/23/00

DIVIDENDS	2272597	8/24/99

JR	2064087	5/20/97

BACKPACK	2111132	11/4/97

COUNTERFORCE	2019756	11/26/96

GOOD DESIGN IS GOOD BUSINESS	1978933	6/4/96

SALSA	1996058	8/20/96

KNOLL EXTRA	1923595	10/3/95

KNOLL EXTRA	1886080	3/28/95

KNOLL EXTRA	1889928	4/18/95

KNOLL EXTRA	1925118	10/10/95

PROPELLER	2065353	5/27/97

KNOLL	1897530	6/6/95

SAGUARO CACTUS	1931985	10/31/95

TOOTHPICK CACTUS	1931984	10/31/95

PARACHUTE	1905003	7/11/95

SURF	1931967	10/31/95

KNOLL STUDIO	1821382	2/15/94

MAGNUSSON UPTOWN	1893630	5/9/95

Mark — Knoll, Inc.	Registration No.	Registration Date

MAGNUSSON MIDTOWN	1887928	4/4/95

MAGNUSSON DOWNTOWN	1893629	5/9/95

LITTLE DIPPER	1926360	10/10/95

BIG DIPPER	1926359	10/10/95

EQUITY	1763700	4/6/93

CALIBRE	1737652	12/1/92

ORCHESTRA	1773588	5/25/93

BULLDOG — did not renew 9/3/2011	1655890	9/3/91

KNOLL	1449734	7/28/87

BARCELONA	772313	6/30/64

KNOLL INTERNATIONAL	557893	4/22/52

KNOLL	557891	4/22/52

KNOLL EXTRA	1930829	10/31/95

LIFE	3268678	7/24/07

Pending Applications for Knoll, Inc.

Mark — Knoll, Inc.	Application No.	Filing Date

SAPPER 50	85443626	10/10/11

FEELS LIKE SECOND NATURE.	85253123	02/28/11

KEEP THE CONVERSATION MOVING.	85223665	01/21/11

BE TRUE TO FORM.	85510389	1/06/12

Registered Marks Spinneybeck Enterprises, Inc.

Mark — Spinneybeck Enterprises, Inc.	Registration No.	Registration Date

SABRINA	1404945	8/12/86

Mark — Spinneybeck Enterprises, Inc.	Registration No.	Registration Date

SPINNEYBECK	1446426	7/7/87

Registered Marks Edelman Leather, LLC.

Mark	Registration No.	Registration Date

EDELMAN	3148113	09/26/06

EXOTIC CALF and Design — did not renew 1/3/2012	3038014	01/03/06

EDELMAN	3000104	09/27/05

Schedule 6.08

Subsidiaries

SUBSIDIARIES OF THE BORROWER	JURISDICTION OF INCORPORATION	OWNERSHIP INTEREST
Knoll North America Corp.	Ontario, Canada	Wholly owned subsidiary of Knoll, Inc.
Spinneybeck Enterprises, Inc.	New York	Wholly owned subsidiary of Knoll, Inc.
Spinneybeck, LTD.	Ontario, Canada	Wholly owned subsidiary of Spinneybeck Enterprises, Inc.
Spinneybeck Ireland	Ireland	Wholly owned subsidiary of Spinneybeck Enterprises, Inc.
Knoll Overseas, Inc.	Delaware	Wholly owned subsidiary of Knoll, Inc.
Knoll Europe B.V.	Netherlands	Wholly owned subsidiary of Knoll Overseas, Inc.
Knoll Italy, Ltd.	England & Wales	Wholly owned subsidiary of Knoll Europe B.V.
Knoll International S.p.A	Italy	Wholly owned subsidiary of Knoll Europe B.V.
Knoll International, Ltd.	England & Wales	Wholly owned subsidiary of Knoll Europe B.V.
Knoll International S.A.	France	Wholly owned subsidiary of Knoll Europe B.V.
Knoll International Deutschland GmBH	Germany	Wholly owned subsidiary of Knoll Europe B.V.
Knoll International Belgium S.A.	Belgium	Wholly owned subsidiary of Knoll Europe B.V.
Knoll Muebles y Sistemas S.A. Columbia	Columbia	Subsidiary of Knoll Overseas, Inc.—nominal interest
Knoll Middle East, LLC	Delaware	Wholly owned subsidiary of Knoll Overseas, Inc.
Edelman Leather, LLC	Delaware	Wholly owned subsidiary of Knoll, Inc.
Edelman Leather Limited	Ireland	Wholly owned subsidiary of Edelman Leather, LLC

Loan Parties

NAME	JURISDICTION OF INCORPORATION	CHIEF EXECUTIVE OFFICE	ID NUMBERS
Knoll, Inc.	Delaware	1235 Water Street, East Greenville, PA 18041	Tax ID # 13-3873847 Org ID #2571976
Spinneybeck Enterprises, Inc.	New York	425 CrossPoint Parkway, Suite 100, Getzville, NY 14068	Tax ID #16-1159029 Org ID # N/A
Knoll Overseas, Inc.	Delaware	1235 Water Street, East Greenville, PA 18041	Tax ID # 25-1648603 Org ID #0445727
Edelman Leather, LLC	Delaware	80 Pickett District Road, New Milford,	Tax ID # 26-1079129

		CT 06776	Org ID # 4418135
Knoll Middle East, LLC	Delaware	1235 Water Street, East Greenville, PA 18041	Tax ID # 26-1704938 Org ID # 4470663

Schedule 6.17

Environmental Reports

None.

Schedule 6.18

Insurance

Coverage	Policy #	Policy Term	Insurer	Deductibles/Limits

General Liability rated based on estimated $766mm Sales	TC2J-GLSA-487K0398- 04-TIL-11 (U.S.)	4/1/11 to 4/1/12	Travelers Property & Casualty Co. of America	$100,000 deductible each occ. $1,000,000 each occ. $10,000,000 gen. aggregate $2,000,000 prod./co.op. agg. $1,000,000 personal/advertising injury $1,000,000 employee benefits liability agg.

Canadian General Liability	231D7411 (Canada)	4/1/11 to 4/1/12	St. Paul Fire & Marine Insurance Co.	Same as above

Business Automobile	TJ-CAP-487K0386-TIL-11 (U.S.) 13 vehicles	4/1/11 to 4/1/12	Travelers Property & Casualty Co. of America	$1,000,000 CSL (Bodily Injury/Property Damage) $1,000,000 UM/UIM Statutory — PIP Maximum — Added PIP Guaranteed Cost Self insured for physical damage, except hired auto

Canadian Hired/Non-Owned Auto	234D1054 (Canada) — No owned vehicles	4/1/11 to 4/1/12	St. Paul Fire & Marine Insurance Co.	$1,000,000 CSL (Bodily Injury/Property Damage)

Workers Compensation (All States Except AZ, WI, OR & MA)	TC2N-UB-751G950-6-11	4/1/11 to 4/1/12	Phoenix Insurance Co. (Travelers)

$250,000 deducible each occ.
Coverage A: Statutory Benefits

Coverage B: Employers Liability

$1,000,000 bodily injury by accident — each accident

$1,000,000 bodily injury by disease — each employee

$1,000,000 bodily injury by disease — policy limit

Workers Compensation (AZ, OR, WI, MA)	TRJ-UB-751G951-8-11	4/1/11 to 4/1/12	Travelers Indemnity Co. (Travelers)

$250,000 deducible each occ.
Coverage A: Statutory Benefits

Coverage B: Employers Liability

$1,000,000 bodily injury by accident — each accident

$1,000,000 bodily injury by disease — each employee

$1,000,000 bodily injury by

Coverage	Policy #	Policy Term	Insurer	Deductibles/Limits
disease — policy limit

Umbrella Liability ($25 Million)	QK06401597	4/1/11 to 4/1/12	St Paul Fire & Marine Insurance Co. (Travelers)	$10,000 self-insured retention $25,000,000 each occurrence $25,000,000 general aggregate $25,000,000 products/completed operations aggregate

1st Layer Excess Liability ($25 Million xs scheduled underlying policies)	9363-03-54	4/1/11 to 4/1/12	Federal Insurance Company (Chubb)	Excess of Underlying $25,000,000 and Primary $25,000,000 each occurrence $25,000,000 general aggregate $25,000,000 products/completed

2nd Layer Excess Liability ($50 Million xs scheduled underlying policies)	SHX 00048418214	4/l/11 to 4/1/12	American Insurance Co. (Fireman’s Fund)	Excess of Underlying $50,000,000 and Primary $50,000,000 each occurrence $50,000,000 general aggregate

Director’s & Officer’s Liability	105536859	12/14/11 to 12/14/12	Travelers Casualty and Surety Co. of America	Deductible varies between $0 and $500,000 $10,000,000 Aggregate $2,000,000 Employed Lawyers sublimit $2,000,000 Investigative Costs sublimit

Excess Director’s & Officer’s Liability	8209-4140	12/14/11 to 12/14/12	Federal Insurance Co. (Chubb)	$10,000,000 xs $10,000,000 Aggregate Incl. defense

Excess Director’s & Officer’s Liability	HM-0303-2204-121411	12/14/11 to 12/14/12	Hudson Insurance Co.	$5,000,000 xs $25,000,000 Aggregate Incl. defense

Excess Director’s & Officer’s Liability	ELU124000-11	12/14/11 to 12/14/12	XL Specialty Insurance Co	$5,000,000 xs $20,000,000 Aggregate Incl. defense

Crime	6804-3241	12/14/11 to 12/14/12	Federal Insurance Co. (Chubb)

$100,000 deductible per occurrence except:

$0 ERISA

$10,000 Credit Card

LIMITS:

$10,000,000

(Employee Dishonesty Included ERISA Bond)
$10,000,000
(Forgery or Alteration)
$10,000,000
(In Transit)
$10,000,000

Coverage	Policy #	Policy Term	Insurer	Deductibles/Limits

(Theft, Disappearance and Destruction)

$10,000.000

(Funds Transfer Fraud/Computer Theft)

$10,000,000

(Money Order and Counterfeit Fraud)

$10,000,000

(Employee Dishonesty Against Client)

Included ERISA Bond
$1,000,000

(Credit Card Fraud)

$250,000

(Investigative Expense)

Fiduciary Liability	6804-3241	12/14/11 to 12/14/12	Federal Insurance Co. (Chubb)	$50,000 deductible per loss $10,000,000 Aggregate $100,000 Voluntary Compliance Sublimit

Special Accident Kidnap, Ransom & Extortion	6802-4651	12/14/11 to 12/14/12	Federal Insurance Co. (Chubb)	$5,000,000 K&R/Extortion

Global Property Program	LR882	4/1/11 to 4/1/12	Factory Mutual Insurance Co.

DEDUCTIBLES:
$100,000 All Other Perils
$25,000 Foreign Locations
$50,000 Showrooms/Sales Offices
Earth Movement: $100,000 except:
-California: 5% TIV, minimum $100,000 per location
- Italy, Germany & New Madrid Group B: 3% TIV, minimum $250,000 per location
- New Madrid Group A: 1% TIV, minimum $100,000 per location
- Pacific Northwest Group B: 3% TIV, minimum $100,000 per location Wind: $100,000 except:
-Tier 1 Counties: 3% TIV, minimum $100,000 per location
-Tier 2 Counties: 2%TIV, minimum $100,000 per location
- Coastal Wind (VA & North): $100,000 per location Flood: $100,000 per location except,
- High Hazard Flood Zones:

Coverage	Policy #	Policy Term	Insurer	Deductibles/Limits

 $500,000 per location or $100.000 excess of NFIP

Note: Various Deductibles apply
LIMITS:

$1,216,446,000 Blanket limit (All Real and Personal Property & Business Income Combined)

Included Machinery Breakdown $100,000,000 Expediting & Extra Expense

$25,000,000 Contingent Business Interruption

$100,000,000 / 90 Days Newly Acquired Property

$10,000,000 Miscellaneous Unnamed Locations

$250,000,000 Earth Movement Aggregate

 —$2,600,000 Sublimit — CA

 —$10,000,000 Sublimit — Italy and Germany combined

 —$5,000,000 Sublimit — New Madrid

—$1,000,000 Sublimit — Pacific Northwest

Included Named Storm $250,000,000 Flood Aggregate
—$5,000,000 Sublimit — Paris Showroom
Note: Various Sublimits apply

Property - Italy	See above	4/1/11 to 4/1/12	Factory Mutual Insurance Co.	See above

Property - Canada	See above	4/1/11 to 4/1/12	Factory Mutual Insurance Co.	See above

Property - France	See above	4/1/11 to 4/1/12	Factory Mutual Insurance Co.	See above

Foreign Excess and DIC (Casualty)	GB06400233	4/1/11 to 4/1/12	Travelers Property & Casualty Co. of America

1) General Liability
$2,000,000 General Aggregate
$2,000,000 Products / Completed Operation Aggregate
$1,000,000 Each Occurrence
$1,000,000 Personal and Advertising Liability
$1,000,000 Premises Damage

Coverage	Policy #	Policy Term	Insurer	Deductibles/Limits

$10,000 Medical Expense Per Person
$1,000,000 Employee Benefits Aggregate

2) Auto Liability
$1,000,000 CSL
$10,000 Medical Payments — per person

3) Foreign Voluntary

Workers Compensation WC and EL Benefits - State of Hire
$1,000,000 BI Each Accident
$1,000,000 BI by Disease
$1,000,000 BI by Disease Policy Limit
$250,000 Repatriation Expense each employee/ $500,000 aggregate

Schedule 6.19(a)

Filing Offices

Knoll, Inc.	The Secretary of State of the State of Delaware

Knoll Overseas, Inc.	The Secretary of State of the State of Delaware

Spinneybeck Enterprises, Inc.	The Secretary of State of the State of New York

Edelman Leather, LLC	The Secretary of State of the State of Delaware

Knoll Middle East, LLC	The Secretary of State of the State of Delaware

This schedule does not include fixture filings.

Schedule 6.19(c)

Fixture Filing and Mortgage Filing Offices

Knoll, Inc.	Kent County Register of Deeds
300 Monroe Avenue, NW
Grand Rapids, Michigan 49503

Muskegon County Register of Deeds
990 Terrace Street
County Building
Muskegon, MI 49442

Montgomery County Recorder of Deeds
One Montgomery Plaza
Suite 303
Swede and Airy Streets
Norristown, PA 19404

Schedule 6.20(a)

Owned Property

Knoll, Inc.	4300 36th St., S.E., Kentwood, County of Kent, Michigan
Knoll, Inc.	2800 Estes St., Norton Shores, County of Muskegon, Michigan (plus adjacent parcel acquired in 2001)
Knoll, Inc.	329 Railroad Street, Borough of East Greenville, County of Montgomery, Pennsylvania
Knoll, Inc.	1235 Water Street, Upper Hanover Township, County of Montgomery, Pennsylvania
Knoll, Inc.	1050 Peevy Road, Upper Hanover Township, County of Montgomery, Pennsylvania

Schedule 6.20(b)

Leased Property

Knoll, Inc. manufacturing plant	921 W. Western Avenue
Muskegon, MI

In addition, Borrower and its Subsidiaries lease showroom, office and warehouse space, none of which individually is material to the Borrower.

Schedule 8.01

Existing Indebtedness

Lender	Type of Indebtedness and Description	Outstanding Amount (or, if line of credit, maximum amount of the line of credit)
Societe Generale	Knoll International S.A. — Line of Credit	€305,000.00
Fortis Banque — BNP	Knoll International S.A. — Line of Credit	€1,150,000.00
Banca Nazionale Del Lavoro	Knoll International S.p.A — Line of Credit	€2,700,000.00
Banca Intesa	Knoll International S.p.A — Line of Credit	€2,000,000.00
Banca Carige	Knoll International S.p.A — Line of Credit	€2,100,000.00
Unicredit Banca	Knoll International S.p.A — Line of Credit	€850,000.00

Schedule 8.02

Existing Liens

None

Schedule 8.04

Existing Investments

None.

Schedule 11.02

Certain Addresses for Notices

1.  Address for Loan Parties:

Borrower:

Knoll, Inc.
1235 Water Street
East Greenville, PA 18041
Attention:	Barry L. McCabe
Cc:	Michael Pollner
Telephone:	(215) 679-1301
Facsimile:	(215) 679-1013
E-mail:	bmccabe@knoll.com
Website:	www.knoll.com

With copies to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	William Hiller
Telephone:	(212) 728 8228
Facsimile:	(212) 728 9228
E-mail:	whiller@willkie.com

2.  Addresses for Administrative Agent, Swing Line Lender and L/C Issuer:

Administrative Agent’s Office:

(for payments and requests)

Bank of America, N.A.
One Independence Center
101 N. Tryon Street
Mail Code:	NC1-001-04-39
Charlotte, North Carolina 28255-001
Attention:	Johnathon Clarke
Telephone:	(980) 386-4198
Facsimile:	(704) 719-8839

Wiring instructions:

Bank of America, N.A.
Charlotte, North Carolina
ABA #:	026009593
Acct #:	136-621-225-0600

Attention:	Johnathon Clarke
Ref:	Knoll, Inc.

Other Notices to Administrative Agent:

Bank of America, N.A.
901 Main Street 14th Floor
Mail Code:	TX1-492-14-11
Dallas, Texas 75202
Attention:	Maurice Washington
Telephone:	214- 209-4128
Facsimile:	214-290- 9544
E-mail:	maurice.washington@baml.com

For Notices as L/C Issuer:

Bank of America, N.A.
1 Fleet Way
Mail Code:	PA6-580-02-30
Scranton, Pennsylvania 18507
Attention:	Alfonso Malave Jr.
Telephone:	570-330-4212
Facsimile:	570-330-4186
E-mail:	alfonso.malave@bankofamerica.com

For Notices as Swing Line Lender:

(daily borrowing/repaying activity)

Bank of America, N.A.
One Independence Center
101 N. Tryon Street
Mail Code:	NC1-001-04-39
Charlotte, North Carolina 28255-001
Attention:	Johnathon Clarke
Telephone:	(980) 386-4198
Facsimile:	(704) 719-8839

Wiring instructions:

Bank of America, N.A.
Charlotte, North Carolina
ABA #: 026009593
Acct #: 136-621-225-0600
Attention:	Johnathon Clarke
Ref:	Knoll, Inc.

Exhibit 2.02

FORM OF LOAN NOTICE

Date:                   , 20

To:                              Bank of America, N.A., as Administrative Agent

Re:                               Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

1.                                       The undersigned hereby requests (select one):

☐  A Borrowing of Revolving Loans

☐  A Borrowing of an Incremental Term Loan

☐  A conversion or continuation of Revolving Loans

☐  A conversion or continuation of an Incremental Term Loan

2.                                       On                     , 20      (which is a Business Day).

3.                                       Amount and Currency of Borrowing                                .

4.                                       Type of Loan requested:

☐ Base Rate Loans(1)	☐ Eurocurrency Rate Loans

5.                                       With an Interest Period of (for Eurocurrency Rate Loans):

☐ One Month	☐ Two Month	☐ Three Month

☐ Six Month	☐ Nine Month*	☐ Twelve Month*

The Borrower hereby represents and warrants that (a) after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Total Revolving Outstandings shall not exceed the Maximum Permitted Revolving Outstandings, (iii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment and (iv) the aggregate Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (b) each of the conditions set forth in Section 2.01(c)(ii) of the Credit Agreement has been satisfied on and as of the date of any Borrowing of an Incremental Term Loan and (c) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date hereof in the case of any Borrowing.

KNOLL, INC.,

a Delaware corporation

By:

Name:

Title:

(1)       Only available for Revolving Loans and Incremental Term Loans.

*              Only available if consented to by all of the Lenders.

*              Only available if consented to by all of the Lenders.

Exhibit 2.04

FORM OF SWING LINE LOAN NOTICE

Date:                , 20

To:                              Bank of America, N.A., as Swing Line Lender

Cc:                               Bank of America, N.A., as Administrative Agent

Re:                               Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

1.                                       The undersigned hereby requests a Swing Line Loan.

2.                                       On                    , 20     (a Business Day).

3.                                       In the amount of $             .

With respect to such Borrowing of Swing Line Loans, the Borrower hereby represents and warrants that (a) after giving effect to such Borrowing of Swing Line Loans, (i) the Total Revolving Outstandings shall not exceed the Maximum Permitted Revolving Outstandings, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment and (b) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

KNOLL, INC.,

a Delaware corporation

By:

Name:

Title:

Exhibit 2.11(a)(i)

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                  or registered assigns (the “Revolving Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Revolving Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Lender the Applicable Currency in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Revolving Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Lender in the ordinary course of business. The Revolving Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature on Following Page]

KNOLL, INC.,

a Delaware corporation

By:

Name:

Title:

Exhibit 2.11(a)(ii)

FORM OF SWING LINE NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature on Following Page]

KNOLL, INC.,

a Delaware corporation

By:

Name:

Title:

Exhibit 2.11(a)(ii)

FORM OF INCREMENTAL TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                               or registered assigns (the “Incremental Term Loan Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Incremental Term Loans from time to time made by the Incremental Term Loan Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each of the Incremental Term Loans from the date of such Incremental Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Incremental Term Loan Lender in the Applicable Currency in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Incremental Term Note is one of the Incremental Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Incremental Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Incremental Term Loans made by the Incremental Term Loan Lender shall be evidenced by one or more loan accounts or records maintained by the Incremental Term Loan Lender in the ordinary course of business.  The Incremental Term Loan Lender may also attach schedules to this Incremental Term Note and endorse thereon the date, amount and maturity of its Incremental Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Incremental Term Note.

THIS F/X REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature on Following Page]

KNOLL, INC.,

a Delaware corporation

By:

Name:

Title:

Exhibit 3.01(e)-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                    , 20[  ]

Exhibit 3.01(e)-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                   , 20[  ]

Exhibit 3.01(e)-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                 , 20[  ]

Exhibit 3.01(e)-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                    , 20[  ]

Exhibit 7.04

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                , 20

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                       of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.                             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.          Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             [Except as provided in the list sentence of this paragraph 4, the] [The] representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.  [Describe exceptions, if any.]

5.             The financial covenant analyses and calculation of the Consolidated Interest Coverage Ratio, the Consolidated Net Leverage Ratio and the Consolidated Leverage Ratio set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                , 20     .

KNOLL, INC.,

a Delaware corporation

By:

Name:

Title:

Schedule 2

to Compliance Certificate

1.	Consolidated Interest Coverage Ratio

	(a)	Consolidated EBITDA

		(i)	Consolidated Net Income	$

		(ii)	Consolidated Interest Expense	$

		(iii)	amounts for taxes based on income, profits or capital and commercial activity payments to taxing authorities	$

		(iv)	depreciation and amortization expense	$

(v)

non-recurring fees, cash charges and other cash expenses made or incurred in connection with the Transactions that are paid or otherwise accounted for within 180 days of the consummation of the Transactions

$

		(vi)	any extraordinary losses	$

(vii)	facilities relocation or closing costs, non-recurring restructuring costs and integration costs and fees in connection with Permitted Acquisitions (not to exceed $10,000,000)	$

(viii)	amortization and impairment charges resulting from purchase accounting adjustments	$

(ix)	non-cash compensation charges and deferred compensation charges	$

(x)	other non-cash charges (other than the write-down of current assets), impairments and expenses	$

(xi)	fees, cash charges and other cash expenses made or incurred in connection with equity or debt financings, amendments and waivers	$

(xii)	cash payments made on account of non-cash charges added to Consolidated Net Income	$

(xiii)	extraordinary gains and all non-cash items of income (to the extent included in Consolidated Net Income)	$

		(xiv) Consolidated EBITDA [Sum of (i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) + (x) + (xi) – (xii) – (xiii)]	$

	(b)	Consolidated Interest Expense

		(i) interest expense net of cash interest income	$

		(ii) accrued interest required to be capitalized	$

		(iii) Consolidated Interest Expense [Sum of (i) + (ii)]	$

	(c)	Consolidated Interest Coverage Ratio [(a)(xiv)/(b)(iii)]	:1.0

2.	Consolidated Net Leverage Ratio

	(a)	total Indebtedness	$

	(b)	unrestricted cash of the Borrower and its Subsidiaries in excess of $15,000,000	$

	(c)	Consolidated EBITDA [1(a)(xiv) above]	$

	(d)	Consolidated Leverage Ratio [((a) – (b))/(c)]	:1.0

3.	Consolidated Leverage Ratio

	(a)	total Indebtedness	$

	(b)	Consolidated EBITDA [1(a)(xiv) above]	$

	(c)	Consolidated Leverage Ratio (Pricing) [(a)/(b)]	:1.0

Exhibit 7.09

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of              , 20        is by and between                     , a                   (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.09 of the Credit Agreement to cause the New Subsidiary to become a “Loan Party” thereunder.  Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.                                       The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.                                       The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and an “Obligor” for all purposes of the Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Security Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assignes to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement), including, but not limited to, the Equity Interests identified on Schedule 6 hereto, of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

3.                                       The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)                                  The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b)                                 The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c)                                  Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d)                                 Schedule 3 hereto includes all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof.  None of the IP Rights of the New Subsidiary set forth in Schedule 3 hereto is subject to any licensing agreement or similar arrangement, except as set forth on Schedule 3 hereto.

(e)                                  Schedule 4 hereto includes all Commercial Tort Claims before any Governmental Authority by or in favor of the New Subsidiary.

(f)                                    Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(g)                                 Schedule 6 hereto includes each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

4.                                       The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

5.                                       The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

6.                                       This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.                                       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:

Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:

Name:

Title:

Schedule 1

Taxpayer Identification Number; Organizational Number

Schedule 2

Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure

Schedule 3

IP Rights

Schedule 4

Commercial Tort Claims

Schedule 5

Real Property Locations

Schedule 6

Equity Interests

Exhibit 11.06

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](2) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](3) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](4) hereunder are several and not joint.](5) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities(6)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein

(2)                                  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(3)                                  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(4)                                  Select as appropriate.

(5)                                  Include bracketed language if there are either multiple Assignors or multiple Assignees.

(6)                                  Include all applicable subfacilities.

collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Knoll, Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Amended and Restated Credit Agreement dated as of February 3, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Knoll, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned(7)	Percentage Assigned of Commitment/Loans(8)

7.	Trade Date:

8.	Effective Date:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

(7)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](9) Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

[Consented to:](10)

KNOLL, INC.,

a Delaware corporation

By:
Name:

Title:

[Consented to:](11)

BANK OF AMERICA, N.A.,

as L/C Issuer

By:
Name:

Title:

(9)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(10)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.  The Borrower shall be deemed to have consented to any assignment if it has not provided written objection thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(11)  To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.  Representations and Warranties.

1.1.                              Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iv) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.